LOAN AGREEMENT

                                        AMONG

                       THE HARRIS WASTE MANAGEMENT GROUP, INC.

                                     as Borrower,


                               THE LENDERS NAMED HEREIN

                                         AND

                          SANWA BUSINESS CREDIT CORPORATION,

                                       as Agent



                                     Dated as of

                                  September 30, 1994

                                  Table of Contents
                                  _________________


          1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . .   1
               1.1   General Terms  . . . . . . . . . . . . . . . . . .   1
               1.2   Accounting Terms . . . . . . . . . . . . . . . . .  26
               1.3   Other Terms Defined in Illinois Uniform
                    Commercial   Code . . . . . . . . . . . . . . . . .  26
               1.4   Effective Date . . . . . . . . . . . . . . . . . .  26
               1.5   References . . . . . . . . . . . . . . . . . . . .  26

          2.   CREDIT . . . . . . . . . . . . . . . . . . . . . . . . .  26
               2.1   Revolving Credit Facility, Revolving Loan and
                    Loan   Guaranties . . . . . . . . . . . . . . . . .  26
               2.2   Maximum Principal Balance of Revolving Loan  . . .  31
               2.3   Evidence of Revolving Loan Indebtedness  . . . . .  31
               2.4   Term Loan  . . . . . . . . . . . . . . . . . . . .  32
               2.5   CAPEX Loan . . . . . . . . . . . . . . . . . . . .  32
               2.6   Interest . . . . . . . . . . . . . . . . . . . . .  33
               2.7   Method of Borrowing; Method of Making Interest
                    and   Other Payments  . . . . . . . . . . . . . . .  36
               2.8   Term of this Agreement . . . . . . . . . . . . . .  38
               2.9   Collateral Fee . . . . . . . . . . . . . . . . . .  40
               2.10  Closing Fee  . . . . . . . . . . . . . . . . . . .  41
               2.11  Agent's Fee  . . . . . . . . . . . . . . . . . . .  41
               2.12  Unused Line Fee  . . . . . . . . . . . . . . . . .  41
               2.13  CAPEX Loan Fee . . . . . . . . . . . . . . . . . .  41
               2.14  Other Fees, Costs and Expenses . . . . . . . . . .  42
               2.15  Borrower's Loan Account  . . . . . . . . . . . . .  42
               2.16  Statements . . . . . . . . . . . . . . . . . . . .  43
               2.17  Payment Dates  . . . . . . . . . . . . . . . . . .  43
               2.18  Risk Participation Fees  . . . . . . . . . . . . .  44
               2.19  Other Risk Participation Provisions  . . . . . . .  44
               2.20  Taxes; Changes In Law  . . . . . . . . . . . . . .  46
               2.21  Special Provisions Governing LIBOR Rate Loans  . .  47

          3.   REPORTING AND ELIGIBILITY REQUIREMENTS . . . . . . . . .  49
               3.1   Monthly Reports and Collateral Reports . . . . . .  49
               3.2   Eligible Accounts  . . . . . . . . . . . . . . . .  50
               3.3   Account Warranties . . . . . . . . . . . . . . . .  51
               3.4   Collection of Accounts and Payments  . . . . . . .  52
               3.5   Appointment of the Agent as Borrower's Attorney-
                     in-Fact  . . . . . . . . . . . . . . . . . . . . .  53
               3.6   Eligible Inventory . . . . . . . . . . . . . . . .  54
               3.7   Inventory Warranties . . . . . . . . . . . . . . .  55
               3.8   Safekeeping of Inventory and Inventory Covenants .  55

          4.   CONDITIONS TO ADVANCES . . . . . . . . . . . . . . . . .  56
               4.1   Conditions to All Advances . . . . . . . . . . . .  56
               4.2   Conditions to Initial Advances.  . . . . . . . . .  57

          5.   COLLATERAL . . . . . . . . . . . . . . . . . . . . . . .  61
               5.1   Security Interest  . . . . . . . . . . . . . . . .  61
               5.2   Preservation of Collateral and Perfection of
                     Security Interests Therein . . . . . . . . . . . .  61

               5.3   CAPEX Loan Collateral  . . . . . . . . . . . . . .  62

          6.   WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . . .  62
               6.1   Existence  . . . . . . . . . . . . . . . . . . . .  62
               6.2   Authority  . . . . . . . . . . . . . . . . . . . .  62
               6.3   Binding Effect . . . . . . . . . . . . . . . . . .  62
               6.4   Financial Data . . . . . . . . . . . . . . . . . .  62
               6.5   Collateral . . . . . . . . . . . . . . . . . . . .  64
               6.6   Solvency . . . . . . . . . . . . . . . . . . . . .  64
               6.7   Places of Business . . . . . . . . . . . . . . . .  64
               6.8   Other Names  . . . . . . . . . . . . . . . . . . .  64
               6.9   Tax Obligations  . . . . . . . . . . . . . . . . .  64
               6.10  Indebtedness and Liabilities . . . . . . . . . . .  64
               6.11  Use of Proceeds and Margin Security  . . . . . . .  65
               6.12  Government Contracts . . . . . . . . . . . . . . .  65
               6.13  Investments  . . . . . . . . . . . . . . . . . . .  65
               6.14  Litigation and Proceedings . . . . . . . . . . . .  65
               6.15  Other Agreements and Deliveries  . . . . . . . . .  66
               6.16  Employee Controversies . . . . . . . . . . . . . .  66
               6.17  Compliance with Laws and Regulations . . . . . . .  66
               6.18  Patents, Trademarks and Licenses . . . . . . . . .  67
               6.19  ERISA  . . . . . . . . . . . . . . . . . . . . . .  67
               6.20  Property . . . . . . . . . . . . . . . . . . . . .  68
               6.21  Investment Company Act . . . . . . . . . . . . . .  68
               6.22  Broker's Fees  . . . . . . . . . . . . . . . . . .  68
               6.23  Licenses and Permits . . . . . . . . . . . . . . .  69
               6.24  Environmental Compliance . . . . . . . . . . . . .  69
               6.25  Full Disclosure  . . . . . . . . . . . . . . . . .  71
               6.26  Subsidiaries . . . . . . . . . . . . . . . . . . .  71
               6.27  Survival of Warranties . . . . . . . . . . . . . .  72

          7.   AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . .  72
               7.1   Financial Statements . . . . . . . . . . . . . . .  72
               7.2   Inspections and Audits . . . . . . . . . . . . . .  75
               7.3   Conduct of Business; Compliance With Laws  . . . .  75
               7.4   Claims and Taxes . . . . . . . . . . . . . . . . .  75
               7.5   Borrower's Liability Insurance . . . . . . . . . .  76
               7.6   Borrower's Property and Business Interruption
                     Insurance; Condemnation  . . . . . . . . . . . . .  76
               7.7   Pension Plans  . . . . . . . . . . . . . . . . . .  77
               7.8   Notice of Suit or Adverse Change in Business . . .  79

          8.   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . .  79
               8.1   Encumbrances . . . . . . . . . . . . . . . . . . .  79
               8.2   Indebtedness . . . . . . . . . . . . . . . . . . .  80
               8.3   Consolidations and Acquisitions  . . . . . . . . .  80
               8.4   Investments  . . . . . . . . . . . . . . . . . . .  80
               8.5   Guaranties . . . . . . . . . . . . . . . . . . . .  81
               8.6   Collateral Locations . . . . . . . . . . . . . . .  81
               8.7   Disposal of Property . . . . . . . . . . . . . . .  81
               8.8   Employee Loans . . . . . . . . . . . . . . . . . .  82
               8.9   Restricted Payments  . . . . . . . . . . . . . . .  82
               8.10  Securities . . . . . . . . . . . . . . . . . . . .  83

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               8.11  Changes in Charter, Bylaws or Fiscal Year  . . . .  83
               8.12  Transactions with Affiliates . . . . . . . . . . .  83
               8.13  Corporate Accounts . . . . . . . . . . . . . . . .  83
               8.14  Sale and Leaseback . . . . . . . . . . . . . . . .  83
               8.15  Purchase of Stock  . . . . . . . . . . . . . . . .  83
               8.16  Negative Pledges . . . . . . . . . . . . . . . . .  84
               8.17  Aggregate Limits . . . . . . . . . . . . . . . . .  84

          9.   DEFAULT, RIGHTS AND REMEDIES OF THE LENDER . . . . . . .  84
               9.1   Obligations  . . . . . . . . . . . . . . . . . . .  84
               9.2   Rights and Remedies Generally  . . . . . . . . . .  84
               9.3   Entry Upon Premises and Access to Information  . .  85
               9.4   Sale or Other Disposition of Collateral by the
                     Agent  . . . . . . . . . . . . . . . . . . . . . .  85
               9.5   Waiver of Demand . . . . . . . . . . . . . . . . .  86
               9.6   Waiver of Notice . . . . . . . . . . . . . . . . .  86

          10.  OTHER RIGHTS AND OBLIGATIONS . . . . . . . . . . . . . .  86
               10.1  Waiver . . . . . . . . . . . . . . . . . . . . . .  86
               10.2  Costs and Attorneys' Fees  . . . . . . . . . . . .  87
               10.3  Expenditures by the Agent and the Lenders  . . . .  87
               10.4  Custody and Preservation of Collateral . . . . . .  87
               10.5  Reliance . . . . . . . . . . . . . . . . . . . . .  88
               10.6  Parties and Assignment . . . . . . . . . . . . . .  88
               10.7  Applicable Law; Severability . . . . . . . . . . .  88
               10.8  SUBMISSION TO JURISDICTION; WAIVER OF JURY AND
                     BOND . . . . . . . . . . . . . . . . . . . . . . .  88
               10.9  Marshalling  . . . . . . . . . . . . . . . . . . .  89
               10.10 Section Titles . . . . . . . . . . . . . . . . . .  89
               10.11 Continuing Effect  . . . . . . . . . . . . . . . .  89
               10.12 Incorporation by Reference . . . . . . . . . . . .  89
               10.13 Notices  . . . . . . . . . . . . . . . . . . . . .  90
               10.14 Waivers With Respect to Other Instruments  . . . .  91
               10.15 Retention of the Borrower's Documents  . . . . . .  91
               10.16 Entire Agreement . . . . . . . . . . . . . . . . .  91
               10.17 Equitable Relief . . . . . . . . . . . . . . . . .  91
               10.18 Counterparts . . . . . . . . . . . . . . . . . . .  92
               10.19 No Fiduciary Relationship  . . . . . . . . . . . .  92
               10.20 Exceptions to Covenants  . . . . . . . . . . . . .  92
               10.21 Construction . . . . . . . . . . . . . . . . . . .  92

          11.  ASSIGNMENT AND PARTICIPATION.  . . . . . . . . . . . . .  92
               11.1  Assignments.   . . . . . . . . . . . . . . . . . .  92
               11.2  Participations.  . . . . . . . . . . . . . . . . .  92

          12.  AGENT  . . . . . . . . . . . . . . . . . . . . . . . . .  93
               12.1  Appointment  . . . . . . . . . . . . . . . . . . .  93
               12.2  Powers . . . . . . . . . . . . . . . . . . . . . .  93
               12.3  General Immunity . . . . . . . . . . . . . . . . .  93
               12.4  No Responsibility for Loans, Recitals, etc.  . . .  93
               12.5  Action on Instructions of Lenders  . . . . . . . .  93
               12.6  Employment of Agents and Counsel . . . . . . . . .  94
               12.7  Reliance on Documents; Counsel . . . . . . . . . .  94

                                         iii
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

               12.8  Agent's Reimbursement and Indemnification  . . . .  94
               12.9  Rights as a Lender . . . . . . . . . . . . . . . .  94
               12.10 Lender Credit Decision . . . . . . . . . . . . . .  95
               12.11 Successor Agent  . . . . . . . . . . . . . . . . .  95
               12.12 Notice of Default  . . . . . . . . . . . . . . . .  95

          13.  AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . .  96

          14.  SET OFF AND SHARING OF PAYMENTS  . . . . . . . . . . . .  97
               14.1  Setoff . . . . . . . . . . . . . . . . . . . . . .  97
               14.2  Ratable Payments . . . . . . . . . . . . . . . . .  97

                                       EXHIBITS
                                       ________


           Exhibit 1.1(a)       Form of Notice of Conversion/Continuation
           Exhibit 1.1(b)       Form of Solvency Certificate
           Exhibit 2.3          Form of Revolving Loan Note
           Exhibit 2.4          Form of Term Loan Note
           Exhibit 2.5          Form of Capex Loan Note
           Exhibit 3.1          Form of Monthly Report Certificate
           Exhibit 3.6          Inventory Locations
           Exhibit 6.1          Foreign Corporation Jurisdictions
           Exhibit 6.4-1        Financial Statements
           Exhibit 6.4-2        Initial Projections
           Exhibit 6.8          Trade Names
           Exhibit 6.11         Use of Proceeds
           Exhibit 6.12         Government Contracts
           Exhibit 6.14         Judgments
           Exhibit 6.15         Other Agreements
           Exhibit 6.19         Plans
           Exhibit 6.22         Broker's Fees
           Exhibit 6.24         Environmental Matters
           Exhibit 6.26         List of Subsidiaries
           Exhibit 7.5          Liability Insurance Policies
           Exhibit 8.1          Liens
           Exhibit 8.4          Existing Investments



                                      SCHEDULES
                                      _________

           Schedule 1           Commitments of Each Lender

                                    LOAN AGREEMENT
                                    ______________

                    This LOAN AGREEMENT, dated as of this 30th day of September, 1994, is entered into by and among THE HARRIS WASTE MANAGEMENT GROUP, INC., the LENDERS and SANWA BUSINESS CREDIT CORPORATION, as Agent for the Lenders.

                                 W I T N E S S E T H:
                                 ___________________

                    WHEREAS, in connection with the repayment of certain pre-existing indebtedness of the Borrower and the continued working capital needs of the Borrower subsequent to such repayment, the Borrower desires to borrow up to Seventeen Million Five Hundred Dollars ($17,000,500) from the Lenders, and the Lenders are willing to make certain loans to the Borrower of up to such amount, upon the terms and conditions set forth herein;

                    NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by the Lenders, the parties hereto hereby agree as follows:

                    1.   DEFINITIONS.
                         ___________

                    1.1 General Terms. When used herein, the following terms shall have the following meanings:

                         "Account Debtor" shall mean the party who is obligated on or under an Account.

                         "Accounts" shall mean all of the Borrower's presently existing and hereafter arising or acquired accounts, accounts receivable, margin accounts, futures positions, book debts, instruments, documents, contracts, notes, drafts, acceptances, chattel paper, and other forms of obligations now or hereafter owned or held by or payable to the Borrower relating in any way to Inventory or arising from the sale of Inventory or the rendering of services by the Borrower or howsoever otherwise arising, including the right to payment of any interest or finance charges with respect thereto, together with all merchandise represented by any of the Accounts; all such merchandise that may be reclaimed or repossessed or returned to the Borrower; all of the Borrower's rights as an unpaid vendor, including stoppage in transit, reclamation, replevin, and sequestration; all pledged assets and all letters of credit, guaranty claims, liens, and security interests held by or granted to the Borrower to secure payment of any Accounts; all proceeds and products of all of the foregoing described properties and interests in properties; and all proceeds of insurance with respect thereto, including the proceeds of any applicable casualty or credit insurance or fidelity bond, whether payable in cash or in kind; and all customer lists, ledgers, books of account, records, computer programs, computer disks or tape files

          (including, without limitation, all microfilm), computer printouts, computer runs, and other computer prepared information relating to any of the foregoing.

                         "Accounts Trial Balance" shall have the meaning ascribed thereto in subsection 3.1.

                         "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower or any Subsidiary (i) acquires, directly or indirectly, any business or all or substantially all of the assets of the business of any Person, whether through purchase of assets, merger or otherwise.

                         "Administrative Costs" shall mean operating costs and expenses of the Parent for general administrative costs, salaries, audit and director fees, insurance costs, legal fees, preferred and common stock dividends, and settlement of the Class Action Litigation.

                         "Affiliate" shall mean any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the Borrower, including, without limitation, the officers and directors of the Borrower, (b) that directly or beneficially owns or holds ten percent (10%) or more of any equity interest in the Borrower, or (c) ten percent (10%) or more of whose voting stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of any equity interest) is owned directly or beneficially or held by the Borrower. Affiliate shall not be deemed to include the Agent or any Lender. As used herein, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

                         "Agent" shall mean Sanwa Business Credit
          Corporation, in its capacity as agent for the Lenders and not in its individual capacity as a Lender, and any successor in such capacity appointed pursuant to subsection 12.11.

                         "Agent's Fee" shall have the meaning ascribed thereto in subsection 2.11.

                         "Agreement" shall mean this Loan Agreement, as the same may hereafter be amended, modified or supplemented from time to time.

                         "Appraisal (Equipment)" shall mean that certain equipment valuation report dated as of June 28, 1994 and prepared by MB Evaluation, a copy of which has been provided to the Lenders.

                         "Assets" shall mean the Property of the Borrower which are or should be reflected on a balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles, except that investments in or monies due from any Affiliate shall be excluded therefrom.

                         "Authorized Officer" shall mean the chief executive officer or chief financial officer of the Borrower or the chief executive officer, chief financial officer or chief operating officer of the Parent.

                         "Bankruptcy Code" shall mean Title 11, United States Code, as amended from time to time.

                         "Base Rate" shall mean (i) with respect to the Revolving Loan, the fluctuating interest rate equal to one-half of one percent (1/2%) per annum in excess of the Prime Rate from time to time in effect and (ii) with respect to the Term Loan and the CAPEX Loan, the fluctuating interest rate equal to one percent (1%) per annum in excess of the Prime Rate from time to time in effect.

                         "Base Rate Loans" shall mean Loans bearing interest at the Base Rate.

                         "Blocked Accounts" shall have the meaning ascribed thereto in subsection 3.4.

                         "Blocked Account Agreements" shall have the meaning ascribed thereto in subsection 3.4.

                         "Borrower" shall mean The Harris Waste Management Group, Inc., a Delaware corporation, and its successors and assigns.

                         "Borrower Pledge Agreement" shall mean that certain Pledge Agreement, dated as of the Closing Date, duly executed and delivered by the Borrower in favor of the Agent, for the benefit of the Lenders, as the same may hereafter be amended, modified or supplemented from time to time.

                         "Borrower Security Agreement" shall mean that certain Security Agreement, dated as of the Closing Date, duly executed and delivered by the Borrower in favor of the Agent, for the benefit of the Lenders, as the same may hereafter be amended, modified or supplemented from time to time.

                         "Borrowing Notice" shall have the meaning ascribed thereto in subsection 2.6(e).

                         "Business Day" shall mean (i) for all purposes other than as specified in clause (ii), any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois are authorized or required to be closed and (ii) with respect to all notices, determinations, borrowings, rate selections and payments in connection with LIBOR Rate Loans, any day that is a Business Day described in clause (i) and that is also a day on which dealing in U.S. dollar deposits are carried on in the applicable interbank LIBOR market.

                         "CAPEX Loan" shall have the meaning ascribed thereto in subsection 2.5.

                         "CAPEX Notes" shall have the meaning ascribed thereto in subsection 2.5.

                         "Capital Expenditures" shall mean all expenditures for any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, and shall include the principal portion of capitalized lease payments.

                         "Cash Equivalents" shall mean (i) bank
          certificates of deposit, bankers' acceptances or time deposits (but only with banks (x) which do not have set-off rights against the foregoing, other than set-offs for nominal service charges and similar fees incurred in the ordinary course, and (y) which have combined capital and surplus in excess of Two Hundred Fifty Million Dollars ($250,000,000), (ii) commercial paper maturing within one (1) year and rated at least A-1 or the equivalent thereof by Standard & Poors Corporation, or P-1 or the equivalent thereof by Moody's Investors Service, Inc., and (iii) obligations maturing within one (1) year issued or directly and fully guaranteed by the United States Government or any agency thereof.

                         "Class Action Litigation" shall mean the civil action pending in the United States District Court for the District of Colorado entitled Saul Jones, on behalf of himself and all others similarly situated, v. Amdura Corporation, no. 91-K-1521 (consolidated with 91-K-1728).

                         "Closing Date" shall mean the date of this Agreement.

                         "Closing Fee" shall have the meaning ascribed thereto in subsection 2.10.

                         "Code" shall have the meaning ascribed thereto in subsection 1.3.

                         "Collateral" shall mean all property and interests in property now owned or hereafter acquired by the Borrower in or upon which a Lien or mortgage is granted to the Agent, for the benefit of the Lenders, by the Borrower, whether under this Agreement or the other Financing Agreements or under any other documents, instruments or writings executed by the Borrower and delivered to the Agent.

                         "Collateral Monitoring Fee" shall have the meaning ascribed thereto in subsection 2.9.

                         "Collateral Report" shall have the meaning ascribed thereto in subsection 3.1.

                         "Collecting Banks" shall have the meaning ascribed thereto in subsection 3.4.

                         "Commitment" or "Commitments" shall mean the commitment or commitments of a Lender to make Loans as set forth in Schedule 1.

                         "Consolidated Cash Flow Coverage" shall mean, for any applicable fiscal period, determined on a consolidated basis for the Parent and its Subsidiaries, Consolidated EBITDA divided by the sum of (i) interest payments made or accrued (without duplication) with respect to any outstanding Indebtedness, (ii) scheduled payments on Funded Debt, (iii) taxes paid, (iv) cash dividends paid on capital stock, and (v) Capital Expenditures.

                         "Consolidated EBITDA" shall mean, for any applicable fiscal period, determined on a consolidated basis for the Parent and its Subsidiaries, (i) Net Income plus (ii) to the extent deducted in determining Net Income, interest expense, taxes, depreciation, amortization and other similar non-cash charges and extraordinary losses, minus (iii) to the extent added in determining Net Income, extraordinary gains.

                         "Consolidated Net Worth" shall mean, as of the date of determination thereof, the aggregate amount of total shareholders' equity of the Parent and the Subsidiaries on a consolidated basis as determined in accordance with Generally Accepted Accounting Principles.

                         "Consolidated Tangible Net Worth" shall mean the aggregate amount of total stockholders' equity (excluding adjustments directly to stockholders' equity as required by the Statement of Financial Accounting Standard No. 87, "Employers' Account for Pensions") of the Parent and its Subsidiaries, less prepaid expenses and the net book value of all assets of the Parent and its Subsidiaries which would be treated as intangibles under Generally Accepted Accounting Principals including, without limitation, unamortized deferred charges, franchise rights, unamortized debt discounts, non-compete agreements, goodwill, patents, trademarks, tradenames, copyrights, licenses, premiums on purchased assets, treasury stock and organization or developmental expenses.


                         "Conversion/Continuation Notice" shall have the meaning ascribed thereto in subsection 2.6(f).

                         "Crosby" shall mean The Crosby Group, Inc., a Delaware corporation.

                         "Crosby CAPEX Loan" shall mean the capital expenditures line of Crosby under the Crosby Loan Agreement.

                         "Crosby Guaranty" shall mean that certain
          Guaranty, dated as of the date hereof, made by Crosby in favor of the Agent, for the benefit of the Lenders, with respect to the Obligations hereunder.

                         "Crosby Loan Agreement" shall mean that certain Loan Agreement, dated as of the date hereof, by and among Crosby, the Lenders and SBCC, as agent, as the same may hereafter be amended, modified or supplemented from time to time.

                         "Crosby Term Loan" shall mean the term loan of Crosby under the Crosby Loan Agreement.

                         "Crosby Total Revolving Loan Facility" shall mean the revolving loan facility of Crosby under the Crosby Loan Agreement.

                         "Current Asset Base" shall have the meaning ascribed thereto in subsection 2.1.

                         "Default" shall mean an event which through the passage of time or the service of notice or both would mature into an Event of Default.

                         "Default Rate" shall mean an interest rate per annum equal to the sum of (a) the Base Rate or the LIBOR Rate from time to time in effect, as applicable, plus (b) two percent (2%). With respect to Base Rate Loans, such interest rate shall be a fluctuating rate and each change in such interest rate shall take effect simultaneously with the corresponding change in the Base Rate.

                         "Depository Account" shall have the meaning ascribed thereto in subsection 3.4.

                         "Eligible Accounts" shall have the meaning ascribed thereto in subsection 3.2.

                         "Eligible Inventory" shall have the meaning ascribed thereto in subsection 3.6.

                         "Environmental Laws" shall mean and includes the following as now in effect or hereafter amended: the Comprehensive Environmental Response Compensation and Liability


          Act, ("CERCLA"), 42 U.S.C. Section 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et. seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601, et. seq.; the Clean Air Act, 42 U.S.C. Section 7401 et. seq.; the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et. seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et. seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et. seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et. seq. and the state law equivalents; any so-called "Superfund" or "Superlien" law; and any code, rule, regulation, order, decree or requirement under international, federal, state, regional, provincial or local law (including, without limitation, administrative orders and consent decrees) in effect and as amended regulating, relating to or imposing liability or standards of conduct concerning public health and safety, protection of the environment, or any pollutant or contaminant or hazardous, toxic or dangerous substance, waste, chemical or material, as now or any time hereafter may be existing.

                         "Environmental Matters" shall have the meaning ascribed thereto in subsection 6.24.

                         "Equipment" shall mean all of the Borrower's machinery and equipment, including, without limitation, processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, ships, vessels, airplanes, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, and fixtures not forming a part of real estate, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto, and including, without limitation, the items of equipment described in the Appraisal (Equipment), which description is incorporated herein by reference.

                         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

                         "ERISA Affiliate" shall mean any Person, trade or business that is, or was at any time during the previous six (6)

          years, along with the Borrower, treated as a single employer for any purpose under Section 414 of the IRC.

                         "Event of Default" shall mean the occurrence or existence of any one or more of the following events:

                         (a) the Borrower fails to pay interest on any Note within three (3) days after the same becomes due or fails to pay any other Obligations hereunder when the Obligations are due or are declared due;

                         (b) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in any of the subsections of this Agreement or in any of the other Financing Agreements for a period of thirty (30) days after the earlier of
                    (i) the Borrower's receipt of notice from the Agent (other than occurrences referred to or embodied in other provisions of this definition constituting immediate Events of Default) or (ii) actual knowledge of such breach by the Borrower;

                         (c)  any warranty or representation now or
                    hereafter made by the Borrower or the Parent in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice or writing furnished at any time by the Borrower or the Parent to the Agent or any Lender is untrue or incorrect in any material respect, as of the date on which the warranty, representation or the facts set forth therein are stated, certified or deemed made;

                         (d) any Lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of the Borrower, any Subsidiary or the Parent by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency and that either (i) is in excess of Five Hundred Thousand Dollars ($500,000), or (ii) is superior to the Liens granted to the Lender;

                         (e) all or any part of the Collateral or the assets of the Borrower, any Subsidiary or the Parent with a value in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any judgment creditor and on or before the twentieth (20th) day thereafter such Collateral or assets are not returned to the Borrower, any Subsidiary or the Parent,

          as applicable, or such writ, distress warrant or levy is not dismissed, stayed or lifted;

                         (f) the Borrower or any Subsidiary or the Parent makes an assignment for the benefit of creditors; convenes a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; commences any bankruptcy, reorganization or insolvency proceeding or other proceeding under any federal, state or other law for relief of debtors; or the Borrower or any Subsidiary or the Parent authorizes or consents to the taking of any of the foregoing actions;

                         (g) the Borrower or any Subsidiary or the Parent fails to obtain the dismissal, within sixty (60) days after the commencement thereof, of any bankruptcy, reorganization or insolvency proceeding, or other proceeding under any law for the relief of debtors instituted against it; fails actively to oppose any such proceeding; or in any such proceeding, defaults or files an answer admitting the material allegations upon which the proceeding was based or states in any filing in such proceeding its willingness to have an order for relief entered or its desire to seek liquidation, reorganization or adjustment of any of its debts;

                         (h) any receiver, trustee, examiner, liquidator, custodian or similar official is appointed to take possession of all or any substantial portion of the Property of the Borrower or any Subsidiary or the Parent;
                         (i) the Borrower or any Subsidiary or the Parent admits in writing that it is not Solvent or fails to pay all or any material portion (measured in numbers of debts or dollar amounts) of its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due;

                         (j) the Borrower or any Subsidiary or the Parent is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business representing ten percent (10%) or more of the Borrower's business (based upon the Borrower's gross revenues for the most recent twelve months ending on the date of such occurrence);

                         (k) any default or breach under any agreement(s) evidencing Indebtedness of the Borrower or any Subsidiary or the Parent in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) shall occur and shall continue after any applicable

          grace period specified in any such document if the effect of such default or breach is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, whether or not such default or breach shall be waived by the holders or trustees (if any) for such Indebtedness, or any such Indebtedness shall be declared to be due and payable, or be required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                         (l) a breach by the Borrower or any Subsidiary or the Parent occurs under any material agreement, document or instrument (other than an agreement, document or instrument evidencing Indebtedness), whether heretofore, now or hereafter existing between the Borrower or any Subsidiary or the Parent and any other Person, and such breach continues for more than thirty (30) days after such breach first occurs; provided that such grace period shall not apply, and such breach shall constitute an Event of Default, if such breach may not, in the determination of the Required Lenders, be cured by the Borrower, such Subsidiary or the Parent, as applicable, during such thirty (30) day grace period, and the failure to have cured such breach could have a Material Adverse Effect;

                         (m)  the Parent ceases to own, legally and
                    beneficially, 100% of the issued and outstanding capital stock of the Borrower for any reason;

                         (n)  entry of a judgment or judgments in an
                    aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) against the Borrower or any Subsidiary or the Parent which are not stayed, bonded, vacated, paid or discharged within thirty (30) days after entry;

                         (o) any Termination Event which the Required Lenders, in good faith, determine is reasonably likely to have a Material Adverse Effect and which is not cured within thirty (30) days after the occurrence of such Termination Event;

                         (p)  the Borrower fails to perform, keep or
                    observe any of the covenants contained in clause (vii) of subsection 7.1, in subsections 3.4, 7.5, 7.6, or in
                    Section 8;

                         (q) the Agent does not have or ceases to have a legal, valid and perfected first priority Lien on the Collateral (subject to Permitted Liens), in each case, for any reason other than the failure of the Agent to take any action within its total control;


                         (r) any of the Financing Agreements shall cease for any reason to be in full force and effect or is declared null and void or the Borrower or any other Person (other than the Lender) shall disavow its respective obligations thereunder or shall deny that it has any further obligations thereunder or shall contest the validity as enforceability of any thereof or gives notice to such effect;

                         (s) the occurrence of any "Default" or "Event of Default" as defined in the Crosby Loan Agreement or any default or breach under the Parent Guaranty;

                         (t)  as of the end of any month during the
                    following calendar years, the Consolidated Tangible Net Worth shall be less than the following:


                                                  Consolidated Tangible
                              Calendar Year             Net Worth

                                 1994                  $30,000,000
                                 1995                  $32,000,000
                                 1996                  $34,000,000
                                 1997                  $36,000,000
                                 1998                  $38,000,000
                                 1999                  $40,000,000
                                 2000                  $42,000,000
                                 2001 and each         $44,000,000
                                 year thereafter

                         (u) as of the end of any fiscal quarter, the Leverage Ratio shall be greater than fifty percent (50%); or

                         (v)  (i) as of the end of any month during
                    calendar year 1994 for the twelve-month period then ended, the Consolidated Cash Flow Coverage shall be less than 1.1 or (ii) as of the end of any month occurring after calendar year 1994 for the twelve-month period then ended, the Consolidated Cash Flow Coverage shall be less than 1.2.

                         The occurrence or existence of any of the foregoing events shall constitute an immediate Event of Default unless notice by the Agent or a cure period is specifically required by the description of such event before such event matures into an Event of Default.

                         "Facility" shall mean each of the Borrower's facilities located, respectively, at 315 West 12th Avenue, Cordele, Georgia 31015; Clover Reach Office Park, Building 1, 200 Clover Reach Drive, Peachtree City, Georgia 30269; 14000 Woodway Drive, Waco, Texas 76712; Jekyll Road, Baxley, Georgia 31513; and


          2519 North Front Street, Woodburn, Oregon 97071, and any other facility established by the Borrower hereafter in accordance with the terms of this Agreement.

                         "Federal Funds Rate" shall mean on any given day the weighted average of the rate on overnight Federal funds transactions with members of the Federal Reserve System only arranged by Federal Funds brokers as published as of such day by the Federal Reserve Bank of New York, or if not so published, the rate then used by first class banks in extending overnight loans to other first class banks.

                         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

                         "FINAL ORDER" SHALL MEAN (A) THE ORDER OR ORDERS ENTERED ON THE DOCKET OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO (THE "DISTRICT COURT") OR ANY OTHER COURT EXERCISING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES WHICH ORDER MODIFIES THE ORDER AND JUDGMENT (THE "DISTRICT ORDER") ENTERED BY THE DISTRICT COURT ON AUGUST 3, 1994 REVERSING THE BANKRUPTCY COURT ORDER ENTERED ON AUGUST 22, 1991 CONFIRMING THE PLAN OF REORGANIZATION (THE "CONFIRMATION ORDER") TO THE EFFECT THAT THE DECRETAL PARAGRAPH OF THE DISTRICT ORDER REVERSING THE CONFIRMATION ORDER SHALL BE MODIFIED IN ITS ENTIRETY TO ORDER THAT THE BANKRUPTCY CLAIMS RELATED TO THE CLASS ACTION LITIGATION WERE NOT DISCHARGED BY THE CONFIRMATION ORDER, AND (B) A STIPULATION OR SETTLEMENT ORDER THAT (I) DISMISSES THE CLASS ACTION LITIGATION, AND (II) WITHDRAWS THE CLASS PROOF OF CLAIM IN THE BANKRUPTCY CASES WITH RESPECT TO THE CLASS ACTIO NLITIGATIO NAND, IN EITHER CASE, AS TO WHICH THE TIME TO APPEAL, PETITION FOR CERTIORARI OR SEEK REHEARING HAS EXPIRED AND NO APPEAL OR PETITION FOR CERTIORARI OR REHERING HAS EXPIRED AND NO APPEAL OR PETITION FOR CERTIORARI OR REHEARING HAS BEEN TIMELY FILED OR REQUESTED OR IS STILL PENDING, OR AS TO WHICH ANY MOTION FOR APPEAL, PETITION FOR CERTIORARI OR REHEARING THAT HAS BEEN FILED OR REQUESTED HAS BEEN RESOLVED BY THE HIGHEST COURT TO WHICH THE ORDER WAS TIMELY APPEALED OR FROM WHICH CERTIORARI OR REHEARING WAS SOUGHT.

                         "Financial Statements" shall have the meaning ascribed thereto in subsection 6.4(a).

                         "Financing Agreements" shall mean, collectively, this Agreement, the Revolving Notes, the Term Notes, the CAPEX Notes, the Borrower Pledge Agreement, the Borrower Security Agreement, the Crosby Guaranty, the Intellectual Property Security Agreement, the Mortgages, the Parent Guaranty, the Parent Pledge Agreement, the Parent Security Agreement and all other agreements, instruments and documents, including, without limitation, security agreements, loan agreements, notes, guaranties, mortgages, deeds of trust, agreements, documents, instruments, pledges, powers of attorney, consents, assignments,
          contracts, notices, leases and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any Guarantor and delivered to the Agent or any Lender in accordance with this Agreement, together with all agreements and documents between the Borrower or any Guarantor and the Agent or any Lender referred to therein or contemplated thereby, as the same may hereafter be amended, modified or supplemented.

                        "Fiscal Year" shall mean the fiscal year of the Borrower ending on December 31 each year.

                         "Fixed Charges" shall mean, for any fiscal period, the Borrower's scheduled principal payments on its Indebtedness plus Capital Expenditures.

                         "Fixtures" shall mean all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by the Borrower.

                         "Funded Debt" shall mean, for any applicable fiscal period, determined on a consolidated basis for the Parent and its Subsidiaries, all Indebtedness which by the terms of the agreement governing or instrument evidencing such Indebtedness matures more than one year from or is directly or indirectly renewable or extendible at its option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, including in each instance current maturities of long-term debt (and the current portion of long-term debt in the last year of its term), revolving credit and short-term debt extendible beyond one year at the option of the debtor, and shall also include, without limitation, Indebtedness arising under or in connection with any interest rate swap agreement or arrangements, the Revolving Credit Loan, the Term Loan and the CAPEX Loan.

                         "Funding Date" shall mean the date of each funding, conversion or continuation of a Loan or issuance of a Letter of Credit or a Risk Participation therefor, which date shall be a Business Day.

                         "Generally Accepted Accounting Principles or
          "GAAP"" shall mean, as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the periods indicated.

                         "General Intangibles" shall mean all of the Borrower's presently owned or hereafter acquired general intangibles, including, without limitation, goodwill, choses in action, causes of action, franchises, methods, sales literature,

          drawings, specifications, descriptions, name plates, catalogs, dealer contracts, supplier contracts, distributor agreements, customer lists, contract rights, confidential information, consulting agreements, employment agreements, engineering contracts, leasehold interests in real and personal property, insurance policies (including business interruption insurance), licenses, permits, and such other assets which uniquely reflect the goodwill of the business of the Borrower; deposit accounts, letters of credit, and General Intangibles relating to other items of Collateral, including, without limitation, rights to refunds or indemnification; reversionary or other rights of the Borrower to excess Plan assets upon termination or amendment thereof; and proceeds of all of the foregoing, including without limitation, insurance proceeds, including proceeds of business interruption insurance, income tax refunds, and claims for tax or other refunds against any city, county, state, or federal government, or any agency or authority or other subdivision thereof.

                         "Government Acts" shall have the meaning ascribed thereto in subsection 2.19(b).

                         "Guarantor" shall mean each of the Parent and Crosby.

                         "Guaranty" of a Person shall mean any agreement by which such Person guarantees, endorses or otherwise in any way becomes or is responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise assures any creditor of such other Person against loss.

                         "Harris Guaranty" shall mean the Guaranty, dated as of the date hereof, duly executed and delivered by the Borrower in favor of the Agent and Lenders with respect to certain indebtedness and other obligations of Crosby owing to such Persons.

                         "Hazardous Materials" shall mean and include the following: hazardous substances; hazardous wastes; polychlorinated biphenyls or any asbestos containing materials in any form or condition; radon; any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); and any other pollutant or contaminant or hazardous, toxic or dangerous

          chemicals, materials or substances, as all such terms are used in their broadest sense and defined by Environmental Laws.

                         "Indebtedness" of a Person shall mean at a particular time (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of business on terms customary in the trade) in respect of which the Person is liable, contingently or otherwise, as obligor or otherwise or any commitment by which the Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness guaranteed in any manner by the Person, including guaranties in the form of an agreement to repurchase or reimburse; provided that the amount of indebtedness represented by any guaranty of limited recourse shall be the lesser of the amount of indebtedness so guaranteed or the value of the asset to which the recourse of such indebtedness is limited to, (iii) obligations under leases which shall have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases in respect of which obligations the Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Person assures a creditor against loss, and (iv) all accounts payable of the Person, which are not being contested in good faith and which are more than ninety (90) days past due. Unless otherwise expressly provided or the context requires otherwise, all references to "Indebtedness" shall mean Indebtedness of the Borrower.

                         "Intellectual Property" shall mean all of the Borrower's present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights, advertising matter and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, knowhow, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, whether now owned or hereafter acquired by the Borrower, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

                         "Intellectual Property Security Agreement" shall mean that certain Continuing Security Interest and Conditional Assignment of Patents, Trademarks, Copyrights and Licenses, dated as of the Closing Date, duly executed and delivered by the Borrower in favor of the Agent, for the benefit of the Lenders, with respect to Intellectual Property, as the same may hereafter be amended, modified or supplemented from time to time.

                         "Interest Period" shall mean. with respect to a LIBOR Rate Loan, a period of one, two or three months, as available, commencing on a Business Day, selected by Borrower

          pursuant to subsection 2.6. Such Interest Period shall end on the day in the relevant succeeding calendar month which corresponds numerically to the beginning day of such Interest Period; provided that if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of immediately succeeding Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires. Notwithstanding any of the foregoing, no Interest Period shall extend beyond the Termination Date.

                         "Inventory" shall mean all of the inventory of the Borrower of every kind and description, now or at any time hereafter owned by or in the custody or possession, actual or constructive, of the Borrower, wherever located, including, without limitation, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower's custody or possession, including inventory on the premises of other Persons and items in transit, and including any returns and repossessions upon any accounts, documents, instruments or chattel paper relating to or arising from the sale of inventory, and all substitutions and replacements therefor, and all additions and accessions thereto, and all ledgers, books of account, records, computer printouts, computer runs, microfilm, microfiche and other computer-prepared information relating to any of the foregoing, and any and all proceeds of any of the foregoing, including, without limitation, proceeds of insurance policies thereon.

                         "Investment" of a Person shall mean any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

                         "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time, and all regulations promulgated thereunder.

                         "Issuing Bank" shall mean any bank or financial institution which is approved by the Borrower and the Required




          Lenders and which issues Letters of Credit for the account of the Borrower pursuant to subsection 2.1.

                         "Lenders" shall mean the financial institutions signatory hereto and, subject to the terms and conditions hereof, their respective successors and assigns.

                         "Letter of Credit" shall mean a standby letter of credit or bankers acceptance issued by an Issuing Bank at the request and for the account of the Borrower and for which the Lenders incur Risk Participations.

                         "Leverage Ratio" shall mean, for any applicable fiscal period, the ratio (expressed as a percentage) of (i) Funded Debt to (ii) the sum of (a) Consolidated Net Worth and (b) Funded Debt.

                         "Liabilities" shall mean liabilities of the Borrower which are or should be reflected on a balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles, and shall include Indebtedness.

                         "LIBOR Rate" shall mean, for each Interest Period, a rate of interest equal to:

                         (a) the rate of interest determined by the Agent at which deposits in U.S. Dollars for the relevant Interest Period are offered based on information presented on the Telerate Screen as of 11:00 a.m. (London time) on the applicable LIBOR Rate Determination Date in the approximate amount of the LIBOR Rate Loan and having a maturity approximately equal to such Interest Period; provided that if at least two such offered rates appear on the Telerate Screen in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Agent) will be the rate used; provided further, that if Telerate ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for the relevant Interest Period by The Sanwa Bank, Limited (or its successor) to banks with combined capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) in the London interbank market as of 11:00 a.m. (London time) on the applicable LIBOR Rate Determination Date in the approximate amount of the LIBOR Rate Loan and having a maturity approximately equal to such Interest Period, divided by

                         (b) one minus the rate (expressed as a decimal) of reserve requirements in effect on the LIBOR Rate Determination Date (including, without limitation, all basic, supplemental, marginal and emergency reserves

          under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D) which are required to be maintained by a member bank of the Federal Reserve System;

                         (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is no nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)), plus, in the case of the Term Loan and the CAPEX Loan, 2.5% per annum, and in the case of the Revolving Loan, 2.0% per annum, in the absence of an Event of Default).

                         "LIBOR Rate Determination Date" shall mean each date for calculating the LIBOR Rate for purposes of determining the interest rate applicable to any LIBOR Rate Loan made pursuant to subsection 2.6. The LIBOR Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Rate Loan.

                         "LIBOR Rate Loans" shall mean Loans bearing interest at the LIBOR Rate.

                         "Lien" shall mean, with respect to the Property of any Person, any statutory or contractual lien, security interest, mortgage, pledge, claim, encumbrance, charge, hypothecation, assignment, deposit arrangement, filing of a financing statement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement), in, of or on any of the Property of such Person in favor of any other Person.

                         "Litigation" shall have the meaning ascribed thereto in subsection 6.14.

                         "Loan Account" shall have the meaning ascribed thereto in subsection 2.15.

                         "Loan Year" shall mean the period of twelve (12) consecutive months commencing on the date hereof and each succeeding period of twelve (12) consecutive months commencing on each anniversary of the date hereof during the Revolving Loan Initial Term and any Revolving Loan Renewal Term.

                         "Loans" shall mean, collectively, the Revolving Loan, the Term Loan and the CAPEX Loan.



                         "Margin Stock" shall mean margin stock within the meaning of Regulation U.

                         "Material Adverse Effect" shall mean, as determined by the Required Lenders in their reasonable business judgment, a material adverse effect upon (i) the Agent's Lien priority in, or the value of, the Collateral, or (ii) the business, properties, operations or condition (financial or otherwise) of the Borrower or any of its Subsidiaries taken as a whole as a result of the occurrence or existence of any single event or condition or series of events or conditions in the aggregate or (iii) the ability of the Borrower or the Parent to perform its obligations under any of the Financing Agreements or
          (iv) the validity or enforceability of any of the Financing Documents or the rights, powers and remedies of the Agent or any Lender to enforce or collect the Obligations.

                         "Monthly Report" shall have the meaning ascribed thereto in subsection 3.1.

                         "Mortgages" shall mean the first mortgages or deeds of trust, all in form and substance satisfactory to the Agent, dated the Closing Date, duly executed and delivered by the Borrower in favor of the Agent, for the benefit of the Lenders, as security for the Obligations, as the same may hereafter be amended, modified or supplemented from time to time.

                         "Multiemployer Plan" shall mean any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes or was required to contribute within the immediately preceding six (6) years.

                         "Net Income" shall mean, for any applicable fiscal period, determined on a consolidated basis for the Parent and its Subsidiaries, consolidated net income after income and franchise taxes and shall have the meaning given such term by Generally Accepted Accounting Principles; provided that there shall be specifically excluded therefrom tax-adjusted (i) gains or losses from the sale of capital assets, (ii) net income of any Person that is not a Subsidiary unless received by the Parent in cash, and (iii) any gains arising from extraordinary items, as defined by Generally Accepted Accounting Principles.

                         "Net Worth" of a Person shall mean, as of the date of determination thereof, the aggregate amount of total shareholders' equity as determined in accordance with Generally Accepted Accounting Principles.

                         "Note" shall mean any of the Revolving Loan Notes, the Term Loan Notes or the CAPEX Notes.

                         "Notice of Conversion/Continuation" shall mean a notice substantially in the form of Exhibit 1.1(a).


                         "Obligations" shall mean all of the Borrower's obligations, liabilities and indebtedness to the Agent and the Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law including, without limitation, all of the Borrower's indebtedness, liabilities and obligations to the Agent and the Lenders or any Participant under the Financing Agreements.

                         "Parent" shall mean Amdura Corporation, a Delaware corporation, and the beneficial owner of one hundred percent (100%) of the issued and outstanding capital stock of the Borrower.

                         "Parent Guaranty" shall mean that certain Guaranty dated as of the date hereof, made by the Parent in favor of the Agent, for the benefit of the Lenders, as the same may hereafter be amended, modified or supplemented from time to time.

                         "Parent Pledge Agreement" shall mean that certain Pledge Agreement, dated as of the Closing Date, duly executed and delivered by the Parent in favor of the Agent, for the benefit of the Lenders, as the same may hereafter be amended, modified or supplemented from time to time.

                         "Parent Security Agreement" shall mean that certain Security Agreement, dated as of the date hereof, duly executed and delivered by the Parent in favor of the Agent, for the benefit of the Lenders, as the same may hereafter be amended, modified or supplemented from time to time.

                         "Participant" shall mean any Person now or from time to time hereafter participating with any Lender in the Loans made by such Lender to the Borrower pursuant to this Agreement.

                         "PBGC Grantor Trust" shall mean the trust established pursuant to a settlement with the Pension Benefit Guaranty Corporation in connection with the Plan of Reorganization to satisfy the Parent's underfunded liabilities for eight frozen Pension Plans.

                         "Pension Plan" shall mean any Plan that is a defined benefit plan (other than a Multiemployer Plan) defined in
          Section 3(35) of ERISA.

                         "Permitted Investments" shall have the meaning ascribed thereto in subsection 8.4.


                         "Permitted Liens" shall have the meaning ascribed thereto in subsection 8.1.

                         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                         "Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (other than any Multiemployer Plan) under which the Borrower or any ERISA Affiliate is, or was at any time within the previous six (6) years, an "employer" within the meaning of Section 3(5) of ERISA.

                         "Plan of Reorganization" shall mean the Parent's Fifth Amended Joint Plan of Reorganization, as amended, confirmed by the United States Bankruptcy Court for the District of Colorado on September 19, 1991, and effective on October 23, 1991.

                         "Prime Rate" shall mean the highest "Prime Rate" of interest quoted, from time to time, by The Wall Street Journal, provided, however, that in the event that The Wall Street Journal ceases quoting a "Prime Rate", "Prime Rate" shall mean the per annum rate of interest quoted as the "Bank Prime Loan" rate for the most recent weekday for which such rate is quoted in Statistical Release H.15 (519) published from time to time by the Board of Governors of the Federal Reserve System, provided further that in the event that both of the aforesaid indices cease to be published or to quote rates of the aforesaid types, the "Prime Rate" shall be determined from a comparable index chosen by SBCC in good faith. The "Prime Rate" shall change effective on the date of the publication of any change in the applicable index by which such "Prime Rate" is determined.

                         "Pro Rata Share" shall mean the percentage obtained by dividing (a) the Commitments of a Lender by (b) the aggregate Commitments of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 11.1. The Commitments of each Lender with respect to the Revolving Loan, the CAPEX Loan and the Term Loan as of the Closing Date are set forth on Schedule 1; Schedule 1 shall be amended and the Lenders' Pro Rata Shares shall be adjusted from time to time to give effect to the addition of any new Lenders pursuant to subsection 11.1. The sum of the Pro Rata Shares of all Lenders at any date of determination shall equal one hundred percent (100%).

                         "Projections" shall mean the projected balance sheets, profit and loss statements, and cash flow statements of

          the Borrower, prepared in accordance with Generally Accepted Accounting Principles, together with appropriate supporting details and a statement of underlying assumptions, which have been and will be delivered to the Lenders in accordance with the terms of the Parent Guaranty by the Parent, a copy of the first of which is attached hereto as Exhibit 6.4-2.

                         "Property" of a Person shall mean any and all assets or property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets or property owned, leased or operated by such Person.

                         "Rate Option" shall mean the LIBOR Rate or the Base Rate.

                         "Real Estate" shall mean the real property, leasehold or other interests in real property and other rights related to such leaseholds or other interests now owned or hereafter acquired by the Borrower, all fixtures and personal property used in conjunction therewith and the Borrower's rights to leases, rents and profits with respect thereto.

                         "Redirection Notice" shall have the meaning ascribed thereto in subsection 3.4.

                         "Refinancing Payment" shall mean an amount equal to not less than Fifteen Million Dollars ($15,000,000) but not more than Twenty-Five Million Dollars ($25,000,000) obtained through either (i) the proceeds of Indebtedness of the Borrower and/or Crosby and/or the Parent as to which (x) the final maturity date is at least July 1, 2002 and (y) the annual aggregate principal payments are not greater than the aggregate annual principal payments due under the Term Loan, the CAPEX Loan, the Crosby CAPEX Loan and the Crosby Term Loan, or (ii) the sale by the Parent of its equity securities, the proceeds of which shall be used (A) to prepay the Term Loan, the CAPEX Loan, the Crosby CAPEX Loan and the Crosby Term Loan in full, and (B) to the extent that any portion of the Refinancing Payment remains unapplied, at the Borrower's option, to permanently reduce the Total Revolving Loan Facility and the Crosby Total Revolving Loan Facility on a pro rata basis.

                         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

                         "Required Lenders" shall mean (i) at least two unaffiliated Lenders, having in the aggregate at least fifty-one


          (51%) of the Total Revolving Loan Facility, or (ii) if the Revolving Credit Facility has been terminated, at least two unaffiliated Lenders having in the aggregate at least fifty-one percent (51%) of the aggregate outstanding amount of the Loans; provided that, so long as subsection 2.2(b) shall be in effect, the required percentage in each instance shall be at least seventy-five percent (75%); and provided further that, if the terms of subsection 2.2(b) shall no longer be in effect, the required percentage in each instance for consent with regard to consolidations and Acquisitions pursuant to subsection 8.3 and
          Section 7(b) of the Parent Guaranty shall be at least sixty-six percent (66%).

                         "Restricted Debt" shall mean any Indebtedness incurred by the Parent for the purpose of purchasing or carrying Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any Margin Stock.

                         "Restricted Payment" of a Person shall mean: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Person now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value direct or indirect of any shares of any class of stock of the Person now or hereafter outstanding; (c) any payment or prepayment of principal of premium, if any, or interest on, fees with respect to, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to Subordinated Debt of the Person;
          (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Person now or hereafter outstanding; or (e) any payment by the Person of any management fees, advisor fees or similar fees whether pursuant to a management agreement or otherwise to any Affiliate of the Person. Unless otherwise expressly provided or the context requires otherwise, all references herein to a "Restricted Payment" shall mean a Restricted Payment of the Borrower.

                         "Revolving Credit Facility" shall mean the revolving credit facility provided under subsection 2.1 from time to time in effect.

                         "Revolving Loan" shall have the meaning ascribed thereto in subsection 2.1.

                         "Revolving Loan Initial Term" shall have the meaning ascribed thereto in subsection 2.8.

                         "Revolving Loan Notes" shall have the meaning ascribed thereto in subsection 2.3.




                         "Revolving Loan Renewal Term" shall have the meaning ascribed thereto in subsection 2.8.

                         "Risk Participations" and "Risk Participation" shall have the respective meanings ascribed thereto in subsection 2.1(c).

                         "Risk Participation Liability" shall mean, as to each Risk Participation, all liabilities or portion thereof, as applicable, of the Lenders or the Borrower with respect to the transaction for which such Risk Participation was issued, whether contingent or otherwise, including, without duplication, with respect to a letter of credit: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by the Issuing Bank to the extent not reimbursed; and (c) all unpaid interest, fees and expenses with respect thereto.

                         "Risk Participation Reserve" shall mean, at any time, a reserve deducted from the Total Revolving Loan Facility, in an amount equal to (a) the aggregate amount of Risk Participation Liability with respect to Risk Participations outstanding at such time, plus, without duplication, (b) the aggregate amount theretofore paid by the Lenders under the Risk Participations and not reimbursed or debited to the Loan Account pursuant to subsection 2.1(c)(i).

                         "SBCC" shall mean Sanwa Business Credit
          Corporation in its individual capacity, and its successors.

                         "Securities Act" shall mean the Securities Act of 1933, as amended.

                         "Service" shall mean the Internal Revenue Service and any successor thereof.

                         "Soft Costs" shall have the meaning ascribed thereto in subsection 2.5(a).

                         "Solvency Certificate" shall mean the Certificate of Solvency in the form of Exhibit 1.1(b), dated the Closing Date, executed and delivered by the chief executive officer of the Borrower in favor of the Lenders.

                         "Solvent" shall mean, when used with respect to any Person, that (i) the fair saleable value of its Property is in excess of the total amount of its Liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with Generally Accepted Accounting Principles, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (ii) it is able to pay its debts or obligations in the ordinary course as they mature, and (iii) that Person has

          capital sufficient to carry on its business and all businesses in which it is about to engage.

                         "Subordinated Debt" shall mean any Indebtedness issued or otherwise owing by the Borrower in favor of a Person
          (a) the payment of which is subordinated to the payment of the Obligations and (b) which is incurred pursuant to documentation or entry in the financial records of such Person in each case in form and substance satisfactory to the Agent in its sole discretion.

                         "Subsidiary" of a Person shall mean (i) any corporation of which more than fifty percent (50%) of the outstanding securities having ordinary voting power to elect a majority of the board of directors is at any time of determination, directly or indirectly, owned or controlled by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, trust, grantor trust, joint venture or similar business organization more than 50% of the equity or partnership interests having ordinary voting power or power of direction of which shall at any time of determination be so owned or controlled. Unless otherwise expressly provided or the context requires otherwise, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

                         "Taxes" shall have the meaning specified in subsection 2.20(a).

                         "Telerate Screen" shall mean the display designated as Screen 3750 on the Telerate System or such other screen on the Telerate System as shall display the London interbank offered rates for deposits in U.S. dollars quoted by selected banks.

                         "Term Loan" shall have the meaning ascribed thereto in subsection 2.4.

                         "Term Loan Notes" shall have the meaning ascribed thereto in subsection 2.4.

                         "Termination Date" shall mean the date on which this Agreement terminates as provided in subsection 2.8(a).

                         "Termination Event" shall mean: (a) the tax disqualification of a Plan under Section 401(a) of the IRC; (b) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder unless the thirty (30) day notice to the Pension Benefit Guaranty Corporation ("PBGC") has been waived for the event; (c) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA; (d)

          the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA;
          (e) the institution of proceedings to terminate a Pension Plan by the PBGC; (f) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; (h) the imposition of a Lien pursuant to Section 412 of the IRC or Section 302 of ERISA; (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

                         "Total Revolving Loan Facility" shall mean the amount of Fourteen Million Dollars ($14,000,000).

                         "Unused Availability" shall mean the difference at any time between the amount available to be loaned to the Borrower under the Revolving Credit Facility and the principal balance of the Revolving Loan then outstanding.

                         "Unused Line Fee" shall have the meaning ascribed thereto in subsection 2.12.

                    1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles. All determinations of the book value of Inventory contemplated hereby shall be at the lower of cost (on a first-in, first-out basis) or market.

                    1.3 Other Terms Defined in Illinois Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the Uniform Commercial Code of the State of Illinois or the laws of any other state which are required to be applied in connection with the issue of perfection or non-perfection of security interests in the Collateral (the "Code") to the extent the same are used or defined therein.

                    1.4 Effective Date. All references to "the date hereof," "the date of this Agreement," "the effective date hereof," "effective as of the date hereof" or "of even date herewith" contained herein or in the other Financing Agreements shall be deemed to refer to the date of this Agreement.

                    1.5 References. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise expressly provided or unless the

          context requires otherwise, all references in this Agreement to Sections, subsections, Schedules and Exhibits shall mean and refer to Sections, subsections, Schedules and Exhibits of this Agreement. References to Persons include their respective permitted successors and assigns or, in the case of a governmental authority, Persons succeeding to the relevant functions of such Persons. All references to statutes and related regulations shall include all amendments of same and any successor or replacement statutes and regulations.


                    2.   CREDIT.
                         ______

                    2.1 Revolving Credit Facility, Revolving Loan and Loan Guaranties.

                    (a) Revolving Loan. Provided there does not then exist a Default or an Event of Default, and subject to the terms and conditions herein set forth, each Lender agrees severally (and not jointly) to make its Pro Rata Share of advances to the Borrower, on a revolving credit basis (the "Revolving Loan"), in an aggregate amount not in excess of the lesser of (i) the Total Revolving Loan Facility less the Risk Participation Reserve, or
          (ii) the "Current Asset Base." As used herein, the "Current Asset Base" shall mean an amount equal to:

                         (1) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) then outstanding of Eligible Accounts, less such reserves as the Agent in good faith in accordance with its customary asset-based financing practices elects to establish, plus

                         (2) (i) sixty percent (60%) of the book value of the Borrower's then existing Eligible Inventory consisting of finished goods and raw materials and (ii) fifty percent (50%) of the book value of the Borrower's then existing Eligible Inventory consisting of work in process; provided that aggregate advances against Eligible Inventory consisting of work in process shall not exceed Five Million Dollars ($5,000,000) at any one time; and provided further that no more than Eight Million Four Hundred Thousand Dollars ($8,400,000) of the principal balance of the Revolving Loan outstanding plus the Risk Participation Reserve amount at any one time shall be attributable to that portion of the Current Asset Base consisting of Eligible Inventory as derived from the foregoing formula. The book value of Eligible Inventory shall be determined at the lower of cost (determined on a first-in-first-out ("FIFO") basis) or market, less such reserves as the Agent in good faith in accordance with its customary asset-based financing practices elects to establish, minus



                         (3)  the Risk Participation Reserve.

                    (b) Deposit of Advances. Each advance to the Borrower shall, on the day of such advance, be deposited, in immediately available funds, in such account as the Borrower may, from time to time, designate, unless otherwise requested by the Borrower in writing.

                    (c) Risk Participation. Subject to the terms and conditions of this Agreement, in addition to advances under the Revolving Loan, upon the request of the Borrower, SBCC, on behalf of each Lender according to such Lender's Pro Rata Share, agrees to issue or arrange for the issuance of Letters of Credit for the account of the Borrower or to confirm, or otherwise become obligated for, the payment to the Issuing Bank which issues Letters of Credit for the account of the Borrower (all such confirmations, obligations and standby Letters of Credit issued by SBCC are collectively referred to herein as "Risk Participations" and individually as a "Risk Participation"); provided that SBCC shall not be under any obligation to issue any Risk Participation if (i) any order, judgment or decree of any government authority or other regulatory body shall purport by its terms to enjoin or restrain SBCC or any Lender from issuing such Risk Participation, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority or other regulatory body with jurisdiction over SBCC or any Lender shall prohibit, or request that SBCC or such Lender refrain from, the issuance of Risk Participations in particular or shall impose upon SBCC or any Lender with respect to such Risk Participations any restriction or reserve or capital requirement (for which SBCC or such Lender is not otherwise compensated) or any unreimbursed loss, cost or expense which SBCC or any Lender in good faith deems material to it or (ii) the issuance thereof would violate any established credit policy of a Lender or would be unacceptable as determined by the Required Lenders in accordance with their respective customary asset-based financing criteria. In no event shall SBCC issue or confirm or otherwise become obligated with respect to a Letter of Credit (including, without limitation, Letters of Credit issued with an automatic "evergreen" provision) having an expiration date, or a date for payment of any draft presented thereunder, later than the earlier of (i) eighteen months from the date of issuance or (ii) thirty
          (30) days prior to the Termination Date. Such issuance, confirmation and obligations with respect to a Letter of Credit pursuant to this subsection 2.1(c) shall be deemed to be a Revolving Loan for purposes of requiring the satisfaction of the applicable conditions set forth in Section 4. Additions to the Risk Participation Reserve shall be established concurrently with the issuance of each Risk Participation. Immediately upon the issuance of any Risk Participation in accordance with this subsection 2.1(c), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from SBCC,


          without recourse, representation or warranty, an individual participation interest equal to its Pro Rata Share of the principal amount of such Risk Participation and each draw paid by the Issuing Bank under the Letter of Credit issued in connection therewith. Each Lender's obligation to pay its Pro Rata Share of all draws under the Letters of Credit issued in connection with such Risk Participations shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

                         (i) Maximum Amount. The aggregate amount of Risk Participation Liability with respect to Risk Participations outstanding at any time shall not exceed One Million Dollars ($1,000,000).

                         (ii)  Reimbursement.  The Borrower shall be
                    irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse the Agent, on behalf of the Lenders, for any amounts paid by the Lenders with respect to each Risk Participation, including, without limitation, all amounts paid by the Lenders upon any draw with respect to a standby Letter of Credit, any reimbursement obligation paid by the Lenders to any Person upon any draw upon a Letter of Credit and all fees, costs and expenses paid by the Lenders to any Issuing Bank. All such reimbursement obligations shall be due and payable on demand. If not paid within one (1) Business Day following demand, or, if an Event of Default shall have occurred and be continuing, on the date such reimbursement obligations arise, the Borrower hereby authorizes and directs the Lenders, at the Lenders' option, to debit the Loan Account (by increasing the principal balance of the Revolving Loan), in the amount of any payment made by the Lenders with respect to any Risk Participation and, in connection therewith, the Risk Participation Reserve then in effect shall be reduced by the amount of such debit. All amounts paid by the Lenders with respect to any Risk Participation that are not immediately repaid by the Borrower with the proceeds of the Revolving Loan or otherwise shall bear interest at the interest rate applicable to Revolving Loans. If SBCC makes a payment on account of any Risk Participation and is not concurrently reimbursed therefor by the Borrower and if for any reason an advance under the Revolving Loan may not be made as stated in this subsection 2.1(c), then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than 12:00 noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Agent for the account of the Issuing


          Bank, in immediately available funds, the purchase price for such Lender's interest in such unreimbursed Risk Participation, which shall be an amount equal to such Lender's Pro Rata Share of such payment.

                         (iii) Conditions of Issuance of Risk
                    Participations. Each Letter of Credit shall be supported by a duly executed application and reimbursement agreement in form satisfactory to the Agent. The Borrower shall comply with all such terms and conditions imposed on the Borrower by the Issuing Bank with respect to the issuance of any Letter of Credit, whether such terms and conditions are imposed in the application for such Letter of Credit or otherwise. Each Risk Participation shall be in form and substance reasonably satisfactory to the Agent and shall provide that the Risk Participation terminates and all demands or claims for payment must be presented by a date certain, which date will be at least thirty
                    (30) days before the Termination Date.

                         (iv) Request for Risk Participation. Prior to the issuance of a Risk Participation, and as a condition of such issuance, the Borrower shall give the Agent prior written notice specifying the date a Risk Participation is to be issued, identifying the beneficiary of the Risk Participation and describing the nature of the transactions proposed to be supported thereby and specifying whether the Borrower is requesting a Risk Participation in the form of a Letter of Credit to be issued by a Lender or a Risk Participation of a Letter of Credit to be issued by another Issuing Bank. If applicable, the notice shall be accompanied by the form of the Letter of Credit to be guarantied. Subject to the terms hereof, the Agent shall issue the requested Risk Participation as soon as practicable and not more than fifteen (15) Business Days following the date of the applicable notice; provided that as to Risk Participations consisting of guaranties of reimbursement obligations owed to another Issuing Bank, the Risk Participation shall not be issued until the Agent and such Issuing Bank have mutually agreed upon the form of such Risk Participation.

                         (v) Indemnification. The Borrower hereby agrees to indemnify, pay and hold the Agent and each Lender harmless from and against any and all pending or threatened claims, litigation, damages, losses and liabilities incurred by the Agent or any Lender (or which may be claimed against the Agent or any Lender by any Person whatsoever) and costs and expenses incurred in defending or responding to pending or threatened

          claims or litigation by reason of or in connection with the execution, delivery or transfer of, or payment or failure to pay under, any Risk Participation including, without limitation, any action taken or omitted, by any Issuing Bank, other than claims, litigation, damages, losses, liabilities, costs or expenses resulting from the gross negligence or willful misconduct of such Person. The Borrower's unconditional obligations to the Agent and the Lenders hereunder shall not be modified or diminished for any reason or in any manner whatsoever. The Borrower agrees that any charges made to the Agent or the Lenders for the Borrower's account by any Issuing Bank shall be conclusive as between such Persons and the Borrower and may be charged to the Borrower's Loan Account hereunder. The Borrower hereby agrees that any action taken by the Agent or the Lenders, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Risk Participations, or the Collateral relating thereto, shall be binding on the Borrower and shall not impose any resulting liability on the Agent or any Lender other than claims, litigation, damages, losses, liabilities, costs or expenses resulting from the gross negligence or willful misconduct of such Person.

                    2.2 Maximum Principal Balance of Revolving Loan. (a) Except as provided in subsection 2.2(b), the aggregate outstanding principal balance of the Revolving Loan shall at no time exceed the lesser of (i) the Current Asset Base, or (ii) the Total Revolving Loan Facility less the Risk Participation Reserve (any such excess amount being an "Over Advance"). If an Over Advance shall occur, such Over Advance shall be immediately due and payable.

                    (b) Notwithstanding anything contained in this Agreement to the contrary, until such time as an additional financial institution or institutions satisfactory to the Lenders and the Borrower shall become a Lender under this Agreement with an aggregate Commitment of at least Ten Million Dollars ($10,000,000), the aggregate outstanding principal balance of (i) the Revolving Loan and (ii) the Revolving Loan (as defined in the Crosby Loan Agreement) of Crosby shall at no time exceed Twenty-Four Million Dollars ($24,000,000).

                    2.3 Evidence of Revolving Loan Indebtedness. The advances by each Lender constituting the Revolving Loan shall be evidenced by a promissory note in favor of each respective Lender (collectively, the "Revolving Loan Notes") of even date herewith in the form attached as Exhibit 2.3. All of the Borrower's Revolving Loan Obligations to the Lenders hereunder shall be payable by the Borrower by application of the proceeds of all Accounts and other Collateral in accordance with subsection 3.4, and shall be payable in full upon termination of this Agreement,

          and the principal amount of such Revolving Loan Obligations shall bear interest as hereinafter provided. Each advance by the Lenders and each repayment of principal applicable to such advance shall be reflected in the Borrower's Loan Account.

                    2.4 Term Loan. (a) Simultaneously with the initial advance of the Revolving Loan and subject to the terms and conditions of this Agreement, each Lender agrees to loan the Borrower its Pro Rata Share of the sum of Three Million Dollars ($3,000,000) in the aggregate (the "Term Loan"), evidenced by a promissory note of even date herewith, executed by the Borrower and payable by the Borrower to the order of a Lender in the amount of its Pro Rata Share of the Term Loan, in the form attached as Exhibit 2.4 (collectively, the "Term Loan Notes").

                    (b) Subject to subsection 2.8, the aggregate principal balance of the Term Loan shall be payable to the Agent, for the benefit of the Lenders, in twenty-six (26) equal, consecutive quarterly installments on the first day of each January, April, July and October commencing April 1, 1995, of One Hundred Seven Thousand One Hundred Forty-Two and 86/00 Dollars ($107,142.86) and a final installment on October 1, 2001 in the amount of Three Hundred Twenty-One Thousand Four Hundred Twenty-Eight and 50/00 Dollars ($321,428.50) or, if less, the entire outstanding balance of the Term Loan.

                    2.5  CAPEX Loan.

                    (a) Provided there does not then exist a Default or an Event of Default, and subject to the terms and conditions herein set forth, each Lender agrees to loan the Borrower its Pro Rata Share of the sum of up to Zero Dollars ($0) in the aggregate during the term of this Agreement (collectively, the "CAPEX Loan"). The Borrower may request advances under the CAPEX Loan not more than once during each fiscal quarter; provided that no CAPEX Loan shall be requested by the Borrower and no CAPEX Loan shall be made by the Lenders so long as the terms of subsection 2.2(b) shall be in effect. Each advance under the CAPEX Loan shall be evidenced by a separate installment note dated the date of such advance, executed by the Borrower and payable by the Borrower to the order of a Lender in the amount of its Pro Rata Share of such CAPEX Loan advance, in the form attached as Exhibit
          2.5 (collectively, the "CAPEX Notes"). Payments made on the CAPEX Loan may not be reborrowed. Each advance under the CAPEX Loan shall be (i) used by the Borrower solely for the purpose of purchasing Equipment or real property, (ii) in an amount not to exceed (x) in the case of new Equipment, the sum of (A) eighty-five percent (85%) of the actual invoice cost of the Equipment (excluding therefrom any other costs, fees and expenses relating to installation, services, maintenance, processing, insurance or similar items (collectively, the "Soft Costs")) and (B) twenty-five percent (25%) of the Soft Costs of such Equipment, (y) in the case of used Equipment, ninety percent (90%) of the value of

          the Equipment, as determined by the Agent in its reasonable discretion, and (z) with respect to real property, sixty percent (60%) of the fair market value, as determined by the Agent in its reasonable discretion; provided that all such acquired Equipment and real property shall be free and clear of all Liens, except for Liens in favor of the Agent for the benefit of the Lenders.

                    (b) Subject to subsection 2.8, the principal balance of each CAPEX Note shall be payable to the Agent, for the benefit of the Lenders, in twenty-four (24) equal, consecutive quarterly installments on the first day of each January, April, July and October, commencing on the first such payment date occurring not less than six (6) months after the date of such advance in the amount of one twenty-fourth (1/24th) of the principal balance thereof.

                    2.6  Interest.

                    (a) Subject to the terms and conditions of this Agreement, the Revolving Loan, the Term Loan and the CAPEX Loan may be divided into Base Rate Loans or LIBOR Rate Loans, or a combination thereof, selected by the Borrower in accordance with subsections 2.6(e) and 2.6(f); provided that each Loan shall not have more than one (1) Interest Period outstanding with respect to such Loan at any one time. So long as no Event of Default has occurred and is continuing, the Borrower shall pay to the Agent, for the benefit of the Lenders, interest on the outstanding principal balance of the Loans at the Base Rate or the LIBOR Rate, as applicable, in accordance with subsection 2.17.
          Interest shall be computed by multiplying the closing daily principal balance in the Borrower's Loan Account for each day during the preceding month by the interest rate determined to be applicable hereunder on each such day.

                    (b) Interest and all fees (other than prepayment fees) shall be computed (on a daily basis) on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, shall be included and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

                    (c) So long as an Event of Default shall have occurred and be continuing, the Borrower shall pay to the Lenders interest from the date of such Event of Default to and including the date of cure of such Event of Default on the outstanding principal

          balance of the Obligations at the Default Rate applicable to such Obligations; provided that in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any Event of Default shall have occurred and be continuing, such LIBOR Rate Loans shall automatically become Base Rate Loans and thereafter bear interest at the Default Rate applicable to Base Rate Loans.

                    (d)  (i)   Interest shall be due at the Base Rate, the
          LIBOR Rate or the Default Rate, as provided herein, after as well as before demand, default and judgment notwithstanding any judgment rate of interest provided for in any statute. If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, then to the extent permitted by law and subject to the provisions of clause
          (ii) of this subsection 2.6(d) below, the Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

                         (ii) It is the intention of the Lenders and the Borrower to comply with the laws of the State of Illinois, and notwithstanding any provision to the contrary contained herein or in the other Financing Agreements, the Borrower shall not be required to pay and the Lenders shall not be permitted to collect any amount in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined to have been provided for by a court of competent jurisdiction in this Agreement or in any of the other Financing Agreements, then in such event: (A) the provisions of this subparagraph shall govern and control; (B) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest; (C) any Excess Interest that any Lender may have received hereunder shall be, at such Lender's option (1) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law) owed to such Lender, (2) refunded to the payor thereof, or (3) any combination of the foregoing; (D) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed under applicable law, and this Agreement and the other Financing Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (E) neither the Borrower nor any guarantor or endorser shall have any action against any


          Lender for any damages arising out of the payment or collection of any Excess Interest.

                    (e) Subject to the terms of this Agreement, the Borrower shall select the Rate Option and, in the case of LIBOR Rate Loans, the Interest Period applicable to each LIBOR Rate Loan from time to time by giving the Agent irrevocable notice (a "Borrowing Notice") not later than 10:30 a.m. (Chicago time) (i) on the Funding Date of any Base Rate Loan, and (ii) three (3) Business Days before the Funding Date for each LIBOR Rate Loan, specifying:

                         (i)   the Funding Date of each Loan,

                         (ii) the aggregate amount of such Loan (and, if such Borrowing Notice refers to more than one Rate Option, the amount of each Base Rate Loan and LIBOR Rate Loan which will become part of the Revolving Loan, Term Loan or the CAPEX Loan, as the case may be).

                         (iii) the Rate Option(s) selected for such Loan,
                    and

                         (iv) in the case of each LIBOR Rate Loan, the Interest Period applicable thereto;

          provided that no Loan may be made as a LIBOR Loan if any Default with respect to the payment of money or any Event of Default has occurred and is continuing.

                    The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a LIBOR Rate Loan prior to the last day of the applicable Interest Period in order to make a payment or prepayment of principal on the Term Loan, the CAPEX Loan or the Revolving Loan, as the case may be, required by the terms hereof including, without limitation, prepayments pursuant to subsection 2.8.

                    (f) Base Rate Loans shall continue as Base Rate Loans unless and until such Base Rate Loans are converted by the Borrower in accordance with this subsection 2.6(f) into LIBOR Rate Loans. Each LIBOR Rate Loan shall continue as a LIBOR Rate Loan until the end of the then applicable Interest Period, at which time such LIBOR Rate Loan shall be automatically converted into a Base Rate Loan unless Borrower shall have given Agent an irrevocable notice (a "Conversion/Continuation Notice") requesting that, at the end of such Interest Period, such LIBOR Rate Loan continue as a LIBOR Rate Loan for the same or another Interest Period; provided that no outstanding Loan may be continued as, or be converted into, a LIBOR Rate Loan if any Default with respect to the payment of money or any Event of Default has occurred and is continuing. Subject to the terms of this Agreement, the Borrower may elect from time to time to

          convert all or any part of a Loan of any Rate Option into any other Rate Option; provided that any conversion of a LIBOR Rate Loan shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent a Conversion/Continuation Notice of each conversion or continuation of a Base Rate Loan or LIBOR Rate Loan, as the case may be, not later than 10:30 a.m. (Chicago time) (i) on the Funding Date, in the case of a conversion into a Base Rate Loan, and (ii) at least three (3) Business Days before the Funding Date of the requested conversion or continuation of a LIBOR Rate Loan, specifying:

                         (i)   the Funding Date of such conversion or
                    continuation;

                         (ii) the aggregate amount and Rate Option(s) of the Loan which is to be converted or continued; and

                         (iii) the amount and Rate Option(s) of the Base
                    Rate Loans or LIBOR Rate Loans into which such Loan is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.

                    (g) In lieu of delivering a Notice of Borrowing or a Notice of Conversion/Continuation, the Borrower may give the Agent notice by telephone or telecopy by the required time of any proposed borrowing or conversion/continuation under this subsection 2.6; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, to the Agent on or before the proposed Funding Date. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any such notice by telephone that the Agent believes in good faith to have been given by an Authorized Officer or for otherwise acting in good faith under this subsection 2.6 and, upon the funding or conversion/continuation, as the case may be, by the Agent in accordance with this Agreement pursuant to any such notice, the Borrower shall have effected such funding, conversion or continuation, as the case may be, hereunder. A Notice of Borrowing or a Notice of Conversion/Continuation for the funding of, or conversion to, or continuation of, a LIBOR Rate Loan (or notice by telephone or telecopy in lieu thereof) shall be irrevocable once given, and the Borrower shall be bound to convert or continue in accordance therewith.

                    (h) Each LIBOR Rate Loan (whether resulting from a Borrowing Notice or a Conversion/Continuation Notice) shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) if in excess thereof.

                    2.7 Method of Borrowing; Method of Making Interest and Other Payments. (a) Not later than noon (Chicago time) on each


          Funding Date, each Lender shall make available its Pro Rata Share of the Loan or Loans (except with respect to Loans made pursuant to a Conversion/Continuation Notice in which case each Lender shall be deemed to have made available its Loan or Loans) in funds immediately available in Chicago, Illinois to the Agent at its address specified pursuant to subsection 10.13. The Agent will make the funds so received from the Lenders available to the Borrower in accordance with subsection 2.1(b). Notwithstanding the foregoing provisions of this subsection 2.7(a), to the extent that a Loan or portion thereof made by a Lender matures or is to be repaid on the Funding Date of a requested Loan, such Lender shall first apply the proceeds of the Loan it is then making to the repayment of the maturing Loan or portion thereof.

                    (b) In the event that the Borrower fails to pay interest or other Obligations payable hereunder (other than the principal balance of the Revolving Loan) as of their respective due dates, the Borrower authorizes the Lenders, in their sole discretion, to cause such amounts to be paid by adding such amounts to the principal balance of the Revolving Loan and charging such payment to the Borrower's Loan Account, all as set forth on the Agent's books and records. Unless otherwise directed by the Required Lenders, all payments to the Lenders hereunder shall be made by delivery thereof to the Agent, for the benefit of the Lenders, at its address set forth in subsection
          10.13 or, with respect to the Revolving Loan only, by delivery to the Agent for deposit in the Blocked Accounts of all proceeds of Accounts or other Collateral in accordance with subsection 3.4. If the Agent elects to bill the Borrower for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. Solely for the purpose of calculating interest earned by each Lender with respect to the Revolving Loan, any check, draft or similar item of payment by or for the account of the Borrower delivered to the Agent or deposited in a Blocked Account in accordance with subsection 3.4 shall be applied by the Agent on account of the Borrower's Revolving Loan Obligations on the Business Day that the Agent receives immediately available funds as a result of the deposit thereof in accordance with subsection 3.4. Immediately available funds received by the Agent after 2:00 p.m. Chicago time shall be deemed to have been received on the following Business Day.

                    (c)  (i)   Unless the Borrower or a Lender, as the case
          may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (A) in the case of a Lender, the proceeds of a Loan or (B) in the case of the Borrower, a payment of principal, interest, fees or other Obligations to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower or such Lender, as the case may be, has not in fact made


          such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Rate for such day (as determined by the Agent) or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

                         (ii) Nothing contained in this subsection 2.7(c) will be deemed to relieve a Lender of its obligation to fulfill its Commitments or to prejudice any rights the Agent or the Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

                         (iii) If the Agent determines at any time that any
                    amount received by the Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender.

                         (iv) Without limiting the generality of the
                    foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Loan made after any acceleration of the Loans with respect to any draw on a Letter of Credit or Risk Participation therefor.

                    2.8  Term of this Agreement.

                    (a) Term. With respect to the Term Loan and the issuance of CAPEX Notes, this Agreement shall be effective until October 1, 2001; provided that if the Revolving Loan is terminated at any time prior to October 1, 1997, the entire principal balance of the Term Loan and the CAPEX Loan shall be immediately due and payable. With respect to the Revolving Loan, this Agreement shall be effective until October 1, 1997 (the "Revolving Loan Initial Term"), subject to annual renewals thereafter as hereinafter provided (each such renewal being referred to as a "Revolving Loan Renewal Term"). Not less than ninety (90) days prior to the end of the Revolving Loan Initial Term or any Revolving Loan Renewal Term, the Borrower shall notify the Agent in writing if it elects to renew this Agreement for a Revolving Loan Renewal Term, and not less than sixty (60) days prior to the end of the Revolving Loan Initial Term or any Revolving Loan Renewal Term, the Agent shall notify the Borrower in writing if the Lenders elect to accept such renewal. Unless

          the Borrower and each Lender shall agree in writing to extend this Agreement in accordance with the preceding sentence, this Agreement shall terminate upon the earlier to occur of the expiration of the Revolving Loan Initial Term or any Revolving Loan Renewal Term, as applicable, or the final payment in full of all of the Obligations. In addition, this Agreement may be terminated as set forth in Section 9.1. Upon the effective date of termination, all of the Obligations shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Obligations shall have been fully and finally paid and satisfied and the Risk Participations shall have been terminated or payment thereof shall have been secured in accordance with subsection 2.8(b) on terms satisfactory to the Lenders all of Agent's and the Lenders' rights and remedies under the Financing Agreements shall survive such termination and, notwithstanding such payment, for so long as any pending or threatened action which could result in a claim by any Lender under subsection 6.26 exists hereunder, the Agent, on behalf of the Lenders, shall be entitled to retain Liens upon all existing and future Collateral, and the Borrower shall continue to remit collections of Accounts and proceeds as provided herein.

                    (b) Prepayment of All Obligations. Subject to the payment set forth in subsection 2.8(g) the Borrower may prepay in full all of the Obligations arising hereunder, by paying the aggregate outstanding principal balance of all Loans, together with all interest and fees accrued thereon, and all other outstanding Obligations.

                    (c) Term Debt Prepayment. The Borrower may prepay the Loans and, at the Borrower's option, reduce the Total Revolving Loan Facility from the Refinancing Payment, without premium or penalty; provided that (i) such prepayment occurs within eighteen
          (18) months after the Closing Date, (ii) as part of such payment the Term Loan, the CAPEX Loan, the Crosby CAPEX Loan and the Crosby Term Loan are prepaid in full, (iii) after giving effect to such prepayment, no Default or Event of Default has occurred and is continuing, and (iv) after giving effect to the application of such prepayment and reduction, the Borrower shall have Unused Availability equal to at least ten percent (10%) of the Total Revolving Loan Facility. Any prepayment under this subsection 2.8(c) shall include all unpaid accrued interest to the date of prepayment on the principal balance so prepaid. The prepayment and reduction made under this subsection 2.8(c) shall be applied in the following priority: (i) to the Term Loan until paid in full, (ii) to the CAPEX Notes until paid in full and
          (iii) at the Borrower's option, to permanently reduce the Total Revolving Loan Facility.

                    (d) Partial Prepayment. Subject to the payment set forth in subsection 2.8(g), the Borrower may prepay the entire principal amount of the Term Loan or the CAPEX Loan or, in a minimum amount of Five Hundred Thousand Dollars ($500,000) or any

          integral multiple of One Hundred Thousand Dollars ($100,000) if in excess thereof, any portion of the Term Loan or the CAPEX Loan by paying the principal amount to be prepaid, together with all unpaid accrued interest thereon to the date of prepayment. All prepayments made by the Borrower under this subsection 2.8(d) shall be made and applied to scheduled installments of principal due on such Loans in the following priority: (i) to the Term Loan until paid in full, and (ii) to the CAPEX Notes in the inverse order of their issuance dates, in the case of each of the Term Loan and the CAPEX Notes in the inverse order of the maturities thereof.

                    (e) Total Revolving Loan Facility. Subject to the payment set forth in subsection 2.8(g), the Borrower may permanently reduce the Total Revolving Loan Facility in whole, or in part in a minimum amount of Five Hundred Thousand Dollars ($500,000) or any integral multiple of One Hundred Thousand Dollars ($100,000) if in excess thereof.

                    (f) Pro Rata Reduction. Any prepayment of the Loans or any reduction of the Total Revolving Loan Facility pursuant to this subsection 2.8 shall ratably reduce the amounts outstanding under the Notes of each Lender and each Lender's Pro Rata Share of the Total Revolving Loan Facility, as the case may be.

                    (g) Prepayment Fee. Except as set forth in subsection 2.8(c) or with respect to prepayments made pursuant to subsections 7.6 or 8.7 as set forth therein, if the Borrower shall prepay all or any part of the Obligations during the first eighteen (18) months after the Closing Date, the Borrower shall pay to the Lender as liquidated damages and compensation for the costs of being prepared to make funds available to the Borrower hereunder an amount equal to one percent (1%) of principal balance so prepaid.

                    (h) Notice. All prepayments under this subsection 2.8 shall be subject to not less than ten (10) days prior written irrevocable notice to the Agent and each Lender specifying the date of prepayment (which date, if any outstanding LIBOR Rate Loans are to be prepaid, shall be the last day of the applicable Interest Period).

                    (i) Reductions. Notwithstanding anything contained in this subsection 2.8 to the contrary, the amount of the Total Revolving Loan Facility may not be reduced below the aggregate principal amount of the Revolving Loan and the Risk Participation Obligations at the time such reduction is to take effect.

                    2.9 Collateral Fee. As incurred, the Borrower shall pay to SBCC, individually in its capacity as the Agent a collateral monitoring fee (the "Collateral Monitoring Fee") in an amount equal to (x) the Agent's reasonable out-of-pocket costs of performing semi-annual audits, plus Five Thousand Dollars


          ($5,000) per audit, plus (y) so long as either the Term Loan or any CAPEX Note remains outstanding, the Agent's reasonable out-of-pocket costs of performing annual "desk-top" appraisal updates of the Equipment and the Real Estate, plus Ten Thousand Dollars ($10,000) per update.

                   2.10 Closing Fee. On the Closing Date, the Borrower shall pay the Agent, for the benefit of the Lenders, a closing fee (the "Closing Fee") in an amount equal to the sum of (i) Sixty Thousand Dollars ($60,000) and (ii) three-quarters of one percent (0.75%) of the Term Loan. On the date on which the terms of subsection 2.2(b) shall no longer be in effect, the Borrower shall pay to the Agent, for the benefit of the Lenders, the additional sum of Fifteen Thousand Dollars ($15,000).

                   2.11 Agent's Fee. On the Closing Date and on each anniversary of such date during the term of this Agreement, the Borrowers shall pay to SBCC, individually in its capacity as the Agent an agent's fee (the "Agent's Fee"), payable in an amount equal to 0.10% of the sum of (i) the Total Revolving Loan Facility; provided that so long as the terms of subsection 2.2(b) shall be in effect the calculation of the Agent's Fee shall be subject to the effect of the limitations set forth therein, (ii) the outstanding principal balance of the Term Loan, and (iii) the aggregate outstanding balance of the CAPEX Notes.

                   2.12 Unused Line Fee. From and after the Closing Date, the Borrower shall pay ratably to the Lenders a fee (the "Unused Line Fee") in an amount equal to the Total Revolving Loan Facility (less the Risk Participation Reserve) less the average daily closing balance of the Revolving Loan advanced to the Borrower during the preceding month multiplied by one-half of one percent (0.50%) per annum, calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed; provided that so long as the terms of subsection 2.2(b) shall be in effect the calculation of the Unused Line Fee shall be subject to the effect of the limitation set forth therein.
          The Unused Line Fee shall be payable in arrears on the first day of each calendar month following the Closing Date and at maturity, whether on the termination of this Agreement or earlier.

                    2.13 CAPEX Loan Fee. On the date of any advance under the CAPEX Loan, the Borrower shall pay ratably to the Lenders a CAPEX Loan fee (the "CAPEX Loan Fee") in an amount equal to one-half of one percent (0.50%) of the principal amount so advanced.


                   2.14 Other Fees, Costs and Expenses. All reasonable fees, costs and expenses incurred by the Agent in connection with the negotiation, preparation, review, execution, delivery, closing, amendment, modification and waiver of the Financing Agreements shall be part of the Obligations payable as provided in this subsection 2.14 and secured by the Collateral, including, without limitation, the following: (i) in connection with opening and maintaining the Blocked Accounts and depositing for collection any check or item of payment received by and/or delivered to any Collecting Bank or the Agent or any Lender on account of the Obligations; (ii) arising out of the indemnification by the Agent of any such Collecting Bank against damages incurred by the Collecting Bank in the operation of a Blocked Account; (iii) in connection with the Agent's forwarding to the Borrower the proceeds of Loans or advances hereunder;
          (iv) arising from photocopying and other mechanical or electronic reproduction in connection with the rights of inspection under subsection 7.2; (v) search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses; filing and recording fees; reasonable fees, costs and expenses of the Agent's attorneys and paralegals and all taxes payable in connection with this Agreement or the other Financing Agreements, whether such expenses and fees are incurred prior to, on or after the date hereof; and (vi) arising from the Agent's employment of counsel in connection with any matters contemplated by or arising out of this Agreement. Any portion of the foregoing fees, costs and expenses which remains unpaid thirty (30) days following the Lender's statement and request for payment thereof shall bear interest from the date of such statement and request for payment at the Default Rate applicable to Revolving Loans accruing interest at the Base Rate.

                   2.15 Borrower's Loan Account. The Agent shall maintain a loan account ("Loan Account") on its books in which shall be recorded (i) all Loans and advances made by each Lender to the Borrower pursuant to this Agreement, (ii) the issuance of all Risk Participations, (iii) all payments made by the Borrower on all such Loans and advances and (iv) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Borrower's Loan Account shall be made in accordance with the Agent's customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by it under its Loan Account and all of its other Obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. The Borrower irrevocably waives the right to direct the internal application of any and all payments at any time or times thereafter received by the Agent or any Lender from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that each Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence of an Event of Default against the


          Obligations in such manner as such Lender may deem advisable notwithstanding any previous entry by such Lender upon any of its books and records.

                    The Borrower expressly agrees that to the extent the Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

                   2.16 Statements. All advances to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in the Loan Account and in the Agent's books and records showing the date, amount and reason for each such debit or credit. Until such time as the Agent shall have rendered to the Borrower written statements of account as provided herein, the balance in the Borrower's Loan Account, as set forth on the Agent's most recent printout or other written statement, shall be rebuttably presumptive evidence of the amounts due and owing to each Lender by the Borrower. Not more than twenty (20) days after the last day of each calendar month, the Agent shall render to the Borrower a statement setting forth the principal balance of the Loans and the calculation of interest due thereon. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower, and shall constitute an account stated unless, within thirty (30) days after receipt of any statement from the Agent, the Borrower shall deliver to the Agent by registered or certified mail written objection thereto specifying the error or errors, if any, contained in such statement. In the absence of a written objection delivered to the Agent as set forth in this subsection 2.16, the Agent's statement of the Borrower's Loan Account shall be conclusive evidence of the amount of the Borrower's Obligations.

                   2.17 Payment Dates. Interest shall be payable on Base Rate Loans monthly in arrears on the first day of each calendar month for all periods during the prior month for which such Base Rate Loans are or, if converted to a LIBOR Rate Loan during the prior month, were outstanding and on LIBOR Rate Loans at the end of each Interest Period and, in the case of an Interest Period longer than one month, on the last day of each month during such Interest Period, in each case commencing September 1, 1994. Any payment due hereunder on any day other than a Business Day shall be due on the next succeeding Business Day, and if such payment shall bear interest in accordance herewith, interest shall accrue to the date of payment.


                    2.18 Risk Participation Fees. The Borrower shall pay to the Agent, for the benefit of the Lenders, fees for any Risk Participation for the period from and including the date of issuance of such Risk Participation to and excluding the date of expiration or termination of such Risk Participation, equal to the daily average amount of the Risk Participation Liability multiplied by two percent (2.0%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of the month following the date of issuance of any such Risk Participation and the first day of each month thereafter. The Borrower shall also reimburse the Agent and each Lender for any and all normal and customary fees and expenses paid to the Issuing Bank.

                    2.19 Other Risk Participation Provisions.

                    (a) Obligations Absolute. The obligation of the Borrower to reimburse the Agent and each Lender for payments made under any Risk Participation shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

                         (i) any lack of validity or enforceability of any Risk Participation or any other agreement;

                         (ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Affiliates may have at any time against a beneficiary or any transferee of any Risk Participation (or any Persons for whom any such transferee may be acting), the Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of their Affiliates and the beneficiary for which such Risk Participation was procured);

                         (iii) any draft, demand, certificate or any other
                    document presented under any Risk Participation proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                         (iv) payment by the Agent or any Lender under any Risk Participation against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Risk Participation; provided that, in the case of any payment by the Agent or any Lender under such Risk Participation, such Person has not acted with gross negligence or willful misconduct as determined by a final judgment, not

          subject to review on appeal, of a court of competent jurisdiction in determining that the demand for payment under any Risk Participation complies on its face with any applicable requirements for a demand for payment under such Risk
          Participation;

                         (v)   any other circumstance or happening
                    whatsoever, which is similar to any of the foregoing;
                    or

                         (vi)  the fact that a Default or an Event of
                    Default shall have occurred and be continuing.

                    (b) Indemnification; Nature of the Agent and each Lender's Duties. In addition to amounts payable as elsewhere provided in this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save the Agent and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (1) the issuance of any Risk Participation, other than as a result of the gross negligence or willful misconduct of such Person as determined by a final order, not subject to review on appeal, of a court of competent jurisdiction, or (2) the failure of the Agent or any Lender to honor a demand for payment under any Risk Participation as a result of any act or omission, whether rightful or wrongful, of any governmental authority (all such acts or omissions herein called "Government Acts").

                    As among the Agent, the Lenders and the Borrower, the Borrower assumes all risks of the acts and omissions of, or misuse of any Risk Participation by, beneficiaries thereof. In furtherance and not in limitation of the foregoing, neither the Agent nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any party in connection with the application for and issuance of any Risk Participation, even if it should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Risk Participation or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Risk Participation to comply fully with conditions required in order to demand payment under such Risk Participation; provided that, in the case of any payment by the Agent or any Lender under any Risk Participation, such Person has not acted with gross negligence or willful misconduct in determining that the demand for payment under any Risk Participation complies on its face with any applicable requirements for a demand for payment under such Risk Participation; (iv) for errors, omissions,

          interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Risk Participation or of the proceeds thereof; (vii) for the credit of the proceeds of any drawing under any Risk Participation; and (viii) for any consequences arising from causes beyond the control of the Lender, including any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Agent or any Lender's rights or powers hereunder.

                    In furtherance and extension of, and not in limitation of, the specific provisions hereinabove set forth, any action taken or omitted by the Agent or any Lender under or in connection with any Risk Participation, if taken or omitted in good faith and without gross negligence or willful misconduct, shall not put the Agent or any Lender under any resulting liability to the Borrower.

                    2.20 Taxes; Changes In Law.

                    (a) Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income taxes imposed by foreign, federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or any transfer taxes imposed as a result of the transfer of any Notes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter collectively referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made. The Borrower hereby indemnifies and agrees to hold the Agent and each Lender harmless from and against all Taxes.

                    (b) In the event that, subsequent to the Closing Date, or, in the case of a Person assigned an interest in or sold a participation in the Loans pursuant to subsection 11.1, subsequent to the date of such assignment or sale, (a) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof (including, without limitation, any change resulting from the implementation of risk based capital guidelines), (b) any new law, regulation, treaty or directive enacted or any interpretation or application thereof or
          (c) compliance by any Lender with any request or directive (whether or not having the force of law and including by way of

          withdrawal or termination of any previously available exemption) from any governmental authority, agency or instrumentality (including, without limitation, any request or directive regarding capital adequacy)

                         (i) does or shall subject a Lender to any Tax with respect to this Agreement, the other Financing Agreements or any Loans made hereunder, or change the basis of taxation of payments to such Lender of principal, commitment, fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender); or

                         (ii) does or shall impose on such Lender any other condition or increased cost in connection with the transactions contemplated hereby or participation herein; or

                         (iii) affects the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and such Lender determines the amount of capital required or expected is increased by or based upon the existence of this Agreement or its Commitment or Loans hereunder, and the result of any of the foregoing is to increase the cost to such Lender of making or continuing any Loan hereunder or selling any participation therein or assigning any of its Commitments to make Loans hereunder, as the case may be, or to reduce any amount receivable thereunder, then, in any such case, the Borrower shall within fifteen (15) days pay to such Lender, upon its demand, any additional amounts which are necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to this Agreement, the other Financing Agreements or the Loans made hereunder. If such Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower in writing of the event by reason of which such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection 2.20 submitted by such Lender to the Borrower shall be presumed correct in the absence of manifest error.

                    2.21 Special Provisions Governing LIBOR Rate Loans.

                    Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

                    (a) As soon as practicable after 10:30 a.m. (Chicago time) on each LIBOR Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be

          final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

                    (b) If on any LIBOR Rate Determination Date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties) that:

                         (i) adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the LIBOR Rate with respect to the LIBOR Rate Loans as to which an interest rate determination is then being made; or

                         (ii) the LIBOR Rate does not accurately or fairly represent the effective pricing to that Lender for dollar deposits of comparable amounts for the relevant period; or

                         (iii) deposits of a type and maturity appropriate
                    to match fund LIBOR Rate Loans are not available; or

                         (iv) maintenance of LIBOR Rate Loans would violate
                    any applicable law, rule, regulation or directive, whether or not having the force of law;

          then, and in any such event, such Lender shall, promptly after being notified of a borrowing, conversion or continuation, give notice (by telephone confirmed in writing) to the Borrower and the Agent (which notice the Agent shall promptly transmit to each other Lender) of such determination, and the Agent shall suspend the availability of LIBOR Rate Loans and require any LIBOR Rate Loans to be repaid and the Borrower shall repay or prepay the LIBOR Rate Loans, together with all interest accrued thereon.

                    (c) The Borrower shall indemnify the Agent and each Lender, upon written request (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be presumed correct and binding upon all parties hereto), for reasonable losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by it in connection with the liquidation or re-employment of such funds), that such Person may sustain:
          (i) if for any reason (other than a default by the Lenders) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Borrowing Notice, a Notice of Conversion/Continuation or a request by telephone or telecopy for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to subsection 2.6(e) or 2.6(f); (ii) if any prepayment of any of its LIBOR Rate Loans occurs on a date that is not the last day of

          the Interest Period applicable to that Loan whether because of acceleration, prepayment or otherwise (unless such prepayment is required pursuant to the provisions of subsection 2.21(b)); (iii) if any of its LIBOR Rate Loans are not paid on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay its LIBOR Rate Loans when required by the terms of this Agreement; provided that during the period while any such amounts have not been paid, the Lenders shall reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan. The provisions of this subsection 2.21(c) shall survive the termination of this Agreement, the repayment of the Loans and the discharge of the Borrower's other Obligations hereunder.

                    (d) Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of such Lender.

                    (e) Calculation of all amounts payable to a Lender under subsection 2.21(b) or 2.21(c) shall be made as though each Lender had actually funded its relevant LIBOR Rate Loan through the purchase of a LIBOR deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection 2.21.

                    3.   REPORTING AND ELIGIBILITY REQUIREMENTS.
                         ______________________________________

                    3.1 Monthly Reports and Collateral Reports. The Borrower shall submit to each Lender, not later than the twenty-seventh (27th) day of each month, a monthly report ("Monthly Report"), accompanied by a certificate in the form attached as
          Exhibit 3.1, which shall be signed by the chief executive or chief financial executive of the Borrower. The Monthly Report shall be in form and substance satisfactory to the Agent and shall include, as of the last Business Day of the preceding month (and with respect to the initial Monthly Report as of a date not more than two (2) Business Days prior to the date hereof):
          (i) an aged trial balance of Accounts ("Accounts Trial Balance") as described in subsection 7.1(ii)(b) and a payables report in a form satisfactory to the Required Lenders; and (ii) a schedule of Inventory owned by the Borrower and in the Borrower's possession valued at the lower of cost or market on a FIFO basis. The Borrower shall provide in all Monthly Reports and more frequently if requested by the Required Lenders, and in form satisfactory to the Required Lenders, information on each of the following occurrences arising subsequent to the immediately preceding Monthly Report: all sales or other reductions of and all

          additions to Inventory, all returns of Inventory, and all credits issued by the Borrower, all complaints and claims against the Borrower in connection with Inventory. In addition, the Borrower shall provide each Lender with a written report on a semi-monthly basis, or such shorter time as the Required Lenders may require, (the "Collateral Report") in form and substance satisfactory to the Agent. The Borrower shall furnish copies of any other reports or information, in a form and with such specificity as is satisfactory to the Required Lenders, concerning Accounts included, described or referred to in the Collateral Reports and any other documents in connection therewith requested by the Required Lenders including, without limitation, but only if specifically requested by the Required Lenders, copies of all invoices prepared in connection with such Accounts. Notwithstanding the form of Exhibit 3.1B, the Collateral Reports shall contain such additional information as the Required Lenders may require.

                    3.2 Eligible Accounts. "Eligible Accounts" shall mean all Accounts other than the following: (i) Accounts which remain unpaid as of ninety (90) days after the date of the original invoice with respect thereto; (ii) all Accounts owing by a single Account Debtor, including a currently scheduled Account, if fifty percent (50%) or more of the balance owing by such Account Debtor is ineligible by reason of the criterion set forth in clause
          (i) of this subsection 3.2; (iii) Accounts with respect to which the Account Debtor is an Affiliate of the Borrower or a director, officer or employee of the Borrower or its Affiliates; (iv) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof unless the Borrower has complied with the Federal Assignment of Claims Act of 1940, as amended in a manner satisfactory to the Agent; (v) Accounts with respect to which the Account Debtor is not a resident of the United States unless the Account Debtor has (A) supplied the Borrower with an irrevocable letter of credit, issued by a financial institution satisfactory to the Required Lenders, or (B) obtained foreign credit insurance, in each case in an amount sufficient to cover such Account and in form and substance satisfactory to the Required Lenders and without right of setoff; provided that even if the Borrower has complied with the terms of subsections (A) or (B) of this clause (v), in no event shall more than $100,000 of Accounts with respect to which the account debtor is not a resident of the United States be Eligible Accounts; (vi) Accounts arising with respect to goods which have not been shipped and delivered to and accepted as satisfactory by the Account Debtor or arising with respect to services which have not been fully performed and accepted as satisfactory by the Account Debtor; (vii) Accounts for which the prospect of payment in full or performance in a timely manner by the Account Debtor is or is likely to become impaired as determined by the Agent in accordance with its customary asset-based financing criteria; (viii) Accounts which are not invoiced (and dated as of the date of such invoice) and

          sent to the Account Debtor within five (5) days after delivery of the underlying goods to or performance of the underlying services for the Account Debtor; (ix) Accounts with respect to which the Agent, on behalf of the Lenders, does not have a first and valid fully perfected security interest; (x) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (xi) Accounts with respect to which the Account Debtor's obligation to pay the Account is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a guaranteed sale, sale-and-return, sale on approval (except with respect to Accounts in connection with which Account Debtors are entitled to return Inventory solely on the basis of the quality of such Inventory) or consignment basis; (xii) Accounts (other than the Defense Nuclear Agency Account) to the extent that at any time the aggregate amount of the Account Debtor's indebtedness to the Borrower exceeds fifteen percent (15%) of the aggregate amount of all Accounts at such time; (xiii) Accounts with respect to which any disclosure is required in accordance with subsection 3.3; (xiv) contra Accounts to the extent of the amount of the accounts payable owed by the Borrower to the Account Debtor; (xv) Accounts with respect to which the Account Debtor is located in Minnesota, Indiana, New Jersey or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing unless the Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year; and (xvi) Accounts which the Agent determines in good faith in accordance with its customary asset-based financing criteria to be unacceptable. In the event that a previously scheduled Eligible Account ceases to be an Eligible Account under the above described criteria, the Borrower shall notify the Lender thereof.

                    3.3 Account Warranties. With respect to Accounts scheduled, listed or referred to on the initial Accounts Trial Balance (included in the initial Monthly Report attached as Exhibit 3.1) or on any subsequent Accounts Trial Balance or Collateral Report, the Borrower warrants and represents to the Agent and each Lender that, except as disclosed on the applicable Accounts Trial Balance or Collateral Report: (i) the Accounts represent bona fide sales of Inventory or the provision of services to customers in the ordinary course of business completed in accordance with the terms and provisions contained in the documents available to the Agent and each Lender with respect thereto and are not evidenced by a judgment, instrument or chattel paper; (ii) the amounts shown on the applicable Accounts Trial Balance and on the Borrower's books and records and all invoices and statements which may be delivered to the Agent or any Lender with respect thereto are actually and

          absolutely owing to the Borrower and are not in any way contingent; (iii) no payments have been or shall be made thereon except payments immediately delivered to the Agent pursuant to this Agreement; (iv) there are no setoffs, claims or disputes existing or asserted with respect thereto and the Borrower has not made any agreement with any Account Debtor for any deduction therefrom except a discount or allowance allowed by the Borrower in the ordinary course of its business for prompt payment; (v) to the best of the Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder as shown on the respective Accounts Trial Balances or Collateral Reports, the Borrower's books and records and all invoices and statements delivered to the Agent or any Lender with respect thereto; (vi) to the best of the Borrower's knowledge, all Account Debtors have the capacity to contract; (vii) the Borrower has received no notice of proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in such Account Debtor's financial condition; (viii) the Borrower has no knowledge that any Account Debtor is unable generally to pay its debts as they become due; (ix) the Accounts do not arise from the sale of Inventory produced in violation of the Fair Labor Standards Act so as to be subject to the so-called "hot goods" provision contained in Title 29 U.S.C., Section 215(a)(1); (x) the services furnished and/or goods sold giving rise thereto are not subject to any Lien, except that of the Agent; and (xi) with respect to Accounts for which the Account Debtor is located in Minnesota, Indiana, New Jersey or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar failing, the Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed all required Notice of Business Activities Reports or comparable filings with the applicable governmental agency or authority.

                    3.4 Collection of Accounts and Payments. On or prior to the date hereof, the Borrower shall establish lock box accounts ("Blocked Accounts") in the Borrower's name with such banks as are acceptable to the Agent ("Collecting Banks") and enter into blocked account agreements among the Borrower, the Agent and each Collecting Bank ("Blocked Account Agreements'). All Account Debtors shall directly remit all payments on Accounts into a Blocked Account and the Borrower will immediately deposit all cash payments made for Inventory or other cash payments constituting proceeds of Collateral into a Blocked Account in the identical form in which such payment was made, whether by cash or check. On or prior to the date hereof, the Borrower shall notify in writing each of the existing Account Debtors of the name and address of the Blocked Account to which each such Account Debtor shall be directed to remit all payments on its Accounts. In addition, the Agent shall establish for the benefit of the Lenders a depository account at each Collecting Bank or at a

          centrally located bank (the "Depository Account"). Each Blocked Account Agreement shall provide, among other things, that (i) all items of payment deposited in each Blocked Account are held by such Collecting Bank as agent and bailee-in-possession for the Agent, (ii) the Collecting Bank has no rights of setoff or recoupment or any other claim against such Blocked Account, other than for payment of its service fees and other charges directly related to the administration of such Blocked Account and for returned checks or other items of payment, (iii) unless and until the Agent shall have given such Collecting Bank a Redirection Notice (as such term is defined below), such Collecting Bank agrees to forward all amounts received in such Blocked Account to such accounts or for such uses as the Borrower may from time to time instruct, and (iv) at all times following delivery of notice by the Agent to such Collecting Bank to do so (a "Redirection Notice"), such Collecting Bank agrees to immediately forward all amounts received in such Blocked Account to the Collection Account through daily sweeps from the Blocked Account into the Collection Account. The Agent shall not be entitled to deliver a Redirection Notice to any Collecting Bank until the occurrence of an Event of Default. The Borrower hereby agrees that all payments received by the Agent, whether by cash, check, wire transfer or any other instrument, made to such Blocked Accounts or otherwise received by the Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of the Agent, for the benefit of the Lenders. The Borrower shall irrevocably instruct each Collecting Bank that, upon receipt of a Redirection Notice, each Collecting Bank shall promptly transfer all payments or deposits to the Blocked Accounts into the Agent's Depository Account. The Borrower, and any of its Affiliates, employees, agents or other Persons acting for or in concert with the Borrower, shall, acting as trustee for the Agent, receive, as the sole and exclusive property of the Agent, for the benefit of the Lenders, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of the Borrower or any Affiliates, employees, agents or other Persons acting for or in concert with the Borrower, and immediately upon receipt thereof, the Borrower or such Persons shall deposit the same or cause the same to be deposited, in kind, in a Blocked Account or, at the direction of the Agent, shall remit the same or cause the same to be remitted, in kind, to the Agent, at the Agent's address set forth in subsection 10.13.

                    3.5 Appointment of the Agent as Borrower's Attorney-in-Fact. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent) the Borrower's true and lawful agent and attorney-in-fact (which appointment shall for all purposes be deemed to be coupled with an interest and shall be irrevocable for so long as any Obligations are outstanding), and authorizes the Agent, in the Borrower's or the Agent's name, to, following the occurrence

          of an Event of Default (i) demand payment of Accounts,
          (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of the Borrower's rights and remedies with respect to proceedings brought to collect an Account, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign the Borrower's name on any proof of claim in bankruptcy or other similar document against an Account Debtor,
          (viii) have access to any lockbox or postal box into which the Borrower's mail is deposited or notify the postal authorities of any change of the address for delivery of the Borrower's mail to an address designated by the Agent, and open and dispose of all mail addressed to the Borrower, (ix) do all acts and things which are necessary, in the Agent's sole discretion, to fulfill the Borrower's Obligations under this Agreement, (x) take control in any manner of any item of payment or proceeds of any Account,
          (xi) endorse the Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Agent's account on account of the Borrower's Obligations, (xii) endorse the Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto, (xiii) execute in the Borrower's name and on the Borrower's behalf any financing statements or amendments thereto, (xiv) endorse the Borrower's name on any verification of Accounts and notices thereof to Account Debtors, and (xv) communicate with the Borrower's independent certified public accountants.

                   3.6 Eligible Inventory. "Eligible Inventory" shall consist of all of the Inventory, except the following:
          (i) Inventory consisting of castings; (ii) consigned Inventory;
          (iii) Inventory which is damaged, obsolete, not in good condition, or not either currently usable or currently saleable in the ordinary course of the Borrower's business as determined by the Agent in good faith in accordance with its customary asset-based financing criteria; (iv) Inventory which the Agent determines in good faith in accordance with its customary asset-based financing criteria, or which in accordance with the Borrower's customary business practices, is unacceptable due to age, type, category and/or quantity, including, without limitation, any Inventory which is in excess of a one (1) year's supply or is otherwise slow-moving; (v) Inventory with respect to which the Agent does not have a first and valid, fully perfected security interest; (vi) Inventory consisting of packaging or supplies; (vii) Inventory in the possession of the Borrower but not owned by the Borrower; (viii) Inventory produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provision contained in Title 29 U.S.C. Section 215(a)(1);
          (ix) Inventory with respect to which any disclosure is required in the applicable Monthly Report or Collateral Report in accordance with subsection 3.7; (x) Inventory which is located at a place other

          than the places of business and collateral locations of the Borrower listed on Exhibit 3.6 (provided, however, that in the case of leased locations listed on Exhibit 3.6, no Inventory located at any such location shall be "Eligible Inventory" until the applicable landlord has executed a lien waiver in form and substance satisfactory to the Agent) including, without limitation, Inventory in transit (other than Inventory in transit from the Borrower to any of its Subsidiaries or between places of business or collateral locations of the Borrower); (xi) Inventory consisting of finished goods which do not meet the specifications of the purchase order for which such Inventory was produced; and
          (xii) Inventory which fails to meet the standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such goods, its use and/or sale. In the event that Inventory previously scheduled in a Monthly Report or Collateral Report ceases to be Eligible Inventory, the Borrower shall notify the Agent thereof immediately.

                   3.7 Inventory Warranties. With respect to Inventory scheduled, listed or referred to in any Monthly Report or Collateral Report, the Borrower warrants and represents that, except as disclosed on such Monthly Reports or Collateral Reports
          (i) such Inventory is located at one of the Facilities, (ii) the Borrower has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or document whatsoever except for the prior, first perfected Lien granted to the Agent hereunder, (iii) such Inventory is of good and merchantable quality, free from any defects, (iv) such Inventory is not subject to any licensing, patent, royalty, trademark, tradename or copyright agreements with any third parties, and (v) the completion of manufacture, sale or other disposition of such Inventory by the Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which the Borrower is a party or to which the Inventory is subject.

                   3.8 Safekeeping of Inventory and Inventory Covenants. Neither the Agent nor any Lender shall be responsible for:
          (i) the safekeeping of the Inventory; (ii) any loss or damage to the Inventory; (iii) any diminution in the value of the Inventory; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person. As between the Borrower and the Agent and each Lender, all risk of loss, damage, destruction or diminution in value of the Inventory shall be borne by the Borrower. No Inventory is or shall be at any time or times hereafter stored with a bailee, warehouseman, consignee or similar third party without the Agent's prior written consent and unless the Agent shall have received warehouse receipts or bailee letters satisfactory to the Agent prior to the commencement of such storage. The Borrower shall not sell any Inventory to any customer on approval or on any

          other basis which entitles the customer to return, or which may obligate the Borrower to repurchase, such Inventory.

                    4.   CONDITIONS TO ADVANCES.
                         ______________________

                    4.1 Conditions to All Advances. In addition to those conditions set forth in subsection 4.2 regarding the initial advance of funds or issuance of a Risk Participation under the Revolving Credit Facility, and notwithstanding any other provisions contained in this Agreement, the making of any advance or the issuance of any Risk Participation provided for in this Agreement shall be conditioned upon the matters set forth in this subsection 4.1:

                    (a) Warranties and Representations. All of the warranties and representations of the Borrower contained herein or in any of the other Financing Agreements shall be true and correct in all material respects on and as of the date of such advance as if made on such date, except to the extent that any such representation or warranty expressly relates to an earlier date.

                    (b) Borrower's Request. The Agent shall have received, on or prior to 12:00 noon (Chicago time) on the day a Base Rate Loan is to be made, and at least three (3) Business Days prior to the day a LIBOR Rate Loan is to be made and at least fifteen (15) Business Days prior to the date a Risk Participation is to be issued (i) a Notice of Borrowing or a Notice of Conversion/Continuation from the Borrower for an advance in a specific amount, (ii) a Monthly Report from the Borrower dated no more than thirty-one (31) days prior to the date of such advance, and (iii) a current Collateral Report and all other documents required to have been delivered to the Agent hereunder prior to such date.

                    (c) Financial Condition. As determined by the Required Lenders in their reasonable discretion, no material and adverse change in the business, operations or condition
          (financial or other) of the Borrower shall have occurred at any time or times subsequent to the most recent annual financial statements provided pursuant to subsection 7.1(iii).

                    (d) No Default. As determined by the Required Lenders, neither a Default nor an Event of Default shall have occurred and be continuing or will result from such advance.

                    (e) No Litigation. (i) No Litigation shall be pending or threatened against the Borrower or any officer, director, or executive of the Borrower (A) in connection with this Agreement, the Financing Agreements or (B) which, if adversely determined, would have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially

          adverse to the Borrower shall have been issued or threatened by any court or governmental agency.

                    (f) Aggregate Revolving Loan. After giving effect to such advance or the issuance of such Risk Participation, the aggregate principal amount of the Revolving Loan shall not exceed the maximum amount permitted by subsection 2.2.

                    (g) Other Requirements. All legal matters incident to the making of an advance of funds or issuance of a Risk
          Participation under the Revolving Loan shall be satisfactory to the Agent and its counsel.

                    Each request and acceptance by the Borrower of the proceeds of any advance under the Revolving Loan and the request by the Borrower for the incurrence by the Lenders of any Risk Participation Liability shall constitute a representation and warranty by the Borrower that the conditions contained in subsections 4.1(a), 4.1(d) and 4.1(e) have been satisfied.

                    4.2 Conditions to Initial Advances. In addition to those conditions set forth in subsection 4.1 with respect to all advances or issuances of Risk Participations hereunder, the making of the initial advance of funds under the Revolving Loan and the funding of the Term Loan and the CAPEX Loan (if applicable) shall be conditioned upon the satisfaction on or before the Closing Date of the conditions set forth in this subsection 4.2 and the delivery on or before the Closing Date of the following documents to each Lender, in form and substance satisfactory to such Lender, and consummation of all of the transactions or the satisfaction of each condition contemplated by each such document in a manner satisfactory to each Lender and its counsel.

                    (a) Agreement; Notes. Four (4) duly executed copies of this Agreement, the Borrower Security Agreement, the Parent Security Agreement, the Intellectual Property Security Agreement, the Borrower Pledge Agreement, the Parent Pledge Agreement, the Crosby Guaranty, the Parent Guaranty, the other Financing Agreements and one (1) duly executed copy of each of the Revolving Loan Notes, the Term Loan Notes and a CAPEX Note (if applicable) conforming to the requirements hereof, together with all Schedules, Exhibits, certificates, instruments, documents and financial statements required to be delivered pursuant hereto and thereto.

                    (b) Legal Opinion. The legal opinion of the Borrower's counsel and such local counsel deemed necessary by the Lenders in form and substance satisfactory to the Lenders and their counsel.

                    (c) UCC. Evidence of the proper filing of UCC financing statements perfecting security interests in favor of

          the Agent in the Collateral and copies of searches of financing statements filed under the Code, together with tax lien and judgment searches with respect to the Property of the Borrower, Crosby and the Parent, in each case in such jurisdictions as the Agent may request.

                    (d) Officer's Certificate. A certificate executed by the chief executive officer or chief financial officer of the Borrower, stating that to the best of his knowledge (i) no Default or Event of Default has occurred and is continuing,
          (ii) no material adverse change in the financial condition or operations of the Borrower's business has occurred, (iii) no litigation, investigation or proceeding, or injunction, writ or restraining order of the type described in subsection 4.1(e) is pending or threatened, (iv) each of the conditions precedent to the consummation of the Loans contemplated hereby has been met or satisfied, and (v) the representations and warranties of the Borrower are correct and complete in all material respects on and as of the Closing Date.

                    (e) Insurance Policies and Endorsements. Copies of policies of insurance required hereby together with loss payable endorsements on the Agent's standard form, duly executed, and evidence of the payment of the first year's premium therefor.

                    (f) Initial Monthly Report and Other Exhibits. Copies the initial Monthly Report, the Solvency Certificate, the initial Projections, and all financial statements and other Exhibits and Schedules required hereby.

                    (g) Fees. The Closing Fee payable pursuant to subsection 2.10 and the Agent's Fee payable pursuant to subsection 2.11 have been paid.

                    (h) Charter and Bylaws. A copy of the Certificate of Incorporation of each of the Borrower and the Parent, certified by the Secretary of State of Delaware as of a date not more than twenty (20) days prior to the Closing Date and a copy of the bylaws of each of the Borrower and the Parent, and any amendments thereto certified by its respective Secretary.

                    (i) Good Standing Certificates. A good standing certificate for each of the Borrower and the Parent from the State of Delaware and from each other state in which such Person is required to be qualified to transact business as a foreign corporation.

                    (j)  Board Resolutions.  Certified copies of
          resolutions of the board of directors of (i) the Borrower authorizing the execution and delivery of and the consummation of the transactions contemplated by this Agreement, the other Financing Agreements and all other documents or instruments to be executed and delivered in conjunction herewith and therewith,

          which resolutions shall also designate which officers of the Borrower shall be authorized to make a request for an advance of the Revolving Loan hereunder, (ii) the Parent authorizing the execution and delivery of the Parent Guaranty and the other Financing Agreements to which it is a party and the performance of its obligations thereunder, and (iii) Crosby authorizing the execution and delivery of the Crosby Guaranty and the performance of its obligations thereunder.

                    (k) Incumbency Certificates. Incumbency certificates with respect to the officers of the Borrower, the Parent and Crosby, respectively, executing the documents referred to in item
          (j) above.

                    (l) Landlord Waivers. Landlord waivers with respect to all real property leased to the Borrower.

                    (m) Accountants' Letter. A letter authorizing Borrower's independent certified public accountants to communicate with each Lender in accordance with subsection 7.1 and acknowledging the Lenders' reliance on future financial statements.

                    (n) Bailee Letters. Bailee letters from each warehouseman or bailee, if any, having possession of any Inventory.

                    (o) Power of Attorney. A power of attorney in favor of the Agent with respect to the matters set forth in subsections 3.5, 5.2 and 7.6 in form and substance satisfactory to the Lenders.

                    (p) Letter of Direction. A letter of direction from the Borrower with respect to the disbursement of the proceeds of the initial advance of funds hereunder.

                    (q) Closing Date Availability. After giving effect to the initial advance under the Revolving Credit Facility, the Borrower shall have Unused Availability of at least One Million Five Hundred Thousand Dollars ($1,500,000).

                    (r) No Material Adverse Change. No material and adverse change in the business, operations or condition
          (financial or other) or prospects of the Borrower shall have occurred since August 31, 1994.

                    (s) No Accounting Changes. The Borrower shall not have made any material change in its accounting methods or principles since August 31, 1994.

                    (t) Blocked Account Agreements. Executed copies of each of the Blocked Account Agreements.

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                    (u)  Regulation U.  The Agent shall have received from
          the Borrower a Federal Reserve Board Form U-1 with respect to each Lender's Commitment, dated the initial Funding Date, together with such other documents as may be reasonably requested by the Agent in order to determine compliance with Regulation U.

                    (v)  Mortgages.  Duly executed copies of the Mortgages.

                    (w) Mortgagee's Title Insurance. An ALTA Loan Policy, dated the date of the initial advance under the Revolving Loan and the funding of the Term Loan, for each parcel of Real Estate subject to a Mortgage, from a title insurance company acceptable to the Agent, subject only to such exceptions and exclusions as are acceptable to the Agent and its counsel and containing such information and endorsements as may be required by the Agent, including, without limitation, usury, zoning, comprehensive and revolving credit endorsements.

                    (x) Surveys. A survey for each parcel of Real Estate subject to a Mortgage, prepared by a licensed surveyor in accordance with the "Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys" jointly established and adopted by the American Congress on Surveying and Mapping and the American Land Title Association in 1992, meeting the accuracy requirements defined therein as applicable (hereinafter "ALTA Standards"), dated within thirty (30) days of the Closing Date and certified to the Agent and the Title Company.

                    (y) Payoff Letter; Termination Statements; Releases. Letter from Continental Bank itemizing amounts of principal, interest, fees, expenses or other amounts payable on any Indebtedness other than the Obligations through the Closing Date; UCC-3 termination statements, mortgage releases and all other instruments and documents necessary to terminate all Liens except Permitted Liens; and all releases and all other instruments necessary to terminate all Liens on the Borrower's Intellectual Property except the Lien of the Agent.

                    (z) Plan of Reorganization. The Parent shall have performed and be in compliance with all agreements and conditions set forth as contemplated in the Plan of Reorganization which are required to be performed by or complied with by it through the Closing Date.

                    (aa) Form W-9. A copy of IRS Form W-9, Taxpayer Identification Number and Certification.

                    (bb) Other Documents. Such other documents as the Lenders may reasonably request.

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                    5.   COLLATERAL.
                         __________

                    5.1 Security Interest. All of the Borrower's Obligations constitute one (1) loan secured by the Agent's Liens on the Collateral and by all other Liens now or from time to time hereafter granted by the Borrower to the Lender. To secure timely payment and performance in full of the Obligations, the Borrower shall grant to the Agent, for the benefit of the Lenders pursuant to the Financing Agreements a right of setoff against and a continuing Lien upon all of the Borrower's right, title and interest in and to its Property and interests in Property, whether now owned or hereafter acquired by the Borrower and wheresoever located. In addition, concurrently with the execution and delivery hereof the Borrower shall deliver the Mortgages, and concurrently with the acquisition of any real property after the date hereof, the Borrower shall grant and convey to the Agent, for the benefit of the Lenders, as security for the Obligations, first mortgage Liens on all such real property.

                    5.2 Preservation of Collateral and Perfection of Security Interests Therein. Prior to the execution of this Agreement, the Borrower shall have executed and delivered to the Agent, and at any time or times hereafter at the request of the Agent, the Borrower shall execute and deliver, all financing statements, security agreements, pledge agreements, mortgages, amendments thereto, or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Agent) as the Agent may request, in a form satisfactory to the Agent, to perfect and maintain the security interests in the Collateral granted by the Borrower to the Agent or to otherwise protect and preserve the Collateral and the Agent's security interests therein or to enforce the Agent's security interests in the Collateral. Should the Borrower fail to do so, the Agent is authorized to sign any such financing statements or other documents as the Borrower's agent. The Borrower further agrees that a carbon, photocopy or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. The Borrower shall make appropriate entries upon its books and records disclosing the Agent's Liens on the Collateral.

                    5.3 CAPEX Loan Collateral. Simultaneously with any advance under the CAPEX Loan, the Borrower shall grant to the Agent, for the benefit of the Lenders, to secure the Obligations a Lien on the Real Estate so acquired by way of mortgage or comparable agreements in form and substance satisfactory to the Agent, and will furnish to the Agent a mortgagee's title policy in an amount satisfactory to the Agent ensuring that, subject only to Permitted Liens, the Agent, for the benefit of the Lenders, has a valid first priority Lien on such Real Estate.


                    6.   WARRANTIES AND REPRESENTATIONS.
                         ______________________________

                    The Borrower represents and warrants and covenants and agrees that as of the date hereof and continuing so long as any Obligations remain outstanding, and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect:

                    6.1 Existence. The Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states in which it is required by applicable law to maintain such qualification and good standing except where the failure to so qualify would not have a Material Adverse Effect. All such jurisdictions are listed on Exhibit 6.1.

                    6.2 Authority. The Borrower has full power, authority and legal right to enter into this Agreement and the other Financing Agreements to which it is a party. The execution and delivery by the Borrower of this Agreement and such other Financing Agreements: (i) have been duly authorized by all necessary action on the part of the Borrower; (ii) are not in contravention of the terms of the Borrower's Articles of Incorporation or Bylaws or of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or any of its Property is bound; (iii) do not and will not require any governmental consent, registration or approval or the consent of any other Person that has not been obtained;
          (iv) do not and will not contravene any contractual or governmental restriction to which the Borrower or any of its Property may be subject; and (v) do not and will not, except as contemplated herein, result in the imposition of any Lien upon any Property of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of its Property may be bound or affected. The Borrower has the full corporate authority to own or lease and operate its property and to conduct the business in which it is currently engaged and in which it proposes to engage.

                    6.3 Binding Effect. This Agreement and all of the other Financing Agreements to which it is a party have been duly executed and delivered by the Borrower, are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms.

                    6.4 Financial Data. (a) The Borrower has furnished to each Lender the consolidated and consolidating financial statements (the "Financial Statements") of the Parent and its Subsidiaries based on financial data as of August 31, 1994 and

          attached as Exhibit 6.4-1. As of the date of this Agreement, the Financial Statements are complete and accurate and fairly represent the Parent's consolidated assets, liabilities, financial condition and results of operations in accordance with Generally Accepted Accounting Principles, consistently applied, as of August 31, 1994 (subject to normal year-end adjustment, without full footnote disclosure) and the consolidated results of their operations for the respective periods then ended (subject to normal year-end adjustments). There are no omissions from the Financial Statements or other facts and circumstances not reflected in the Financial Statements which are material. Except as contemplated hereby or otherwise permitted by the Financing Agreements, since the date of the Financial Statements through the date of this Agreement, neither the Borrower nor any of its Subsidiaries has: (i) incurred any debts, obligations, or liabilities (absolute, accrued, or contingent and whether due or to become due) except liabilities incurred in the ordinary course of business, none of which (individually or in the aggregate) materially and adversely affects the business or properties of the Borrower or any Subsidiary; (ii) paid any obligation or liability other than liabilities in the ordinary course of business; (iii) declared or made any Restricted Payment or obligated itself to do so; (iv) mortgaged, pledged, or subjected to any Lien on any of its Property; (v) sold, transferred, or leased any of its Property except in the usual and ordinary course of business; (vi) entered into any transaction other than in the usual and ordinary course of business and other than as contemplated hereby; (vii) issued or sold any shares of capital stock or other securities or granted any options or similar rights with respect thereto other than pursuant hereto; or (viii) agreed to do any of the foregoing other than pursuant hereto. There has been no material and adverse change in the business, operations or condition (financial or other) of the Borrower and its Subsidiaries since the date of the Financial Statements.

                    (b) Attached as Exhibit 6.4-2 are the initial Projections for the Borrower which contain the information required by clause (v) of subsection 7.1. The initial Projections have been prepared, and all Projections hereafter delivered in accordance with clause (v) of subsection 7.1 shall be prepared, by the chief financial officer of the Borrower on the basis of the assumptions set forth therein and will, when prepared, represent, the best available good faith estimate of the Borrower's management regarding the course of the Borrower's business for the periods covered thereby. The assumptions set forth in the initial Projections are, and the assumptions set forth in the future Projections delivered hereafter shall be, reasonable and realistic based on then current economic conditions.

                    (c) The Borrower has also provided to the Lenders (i) audited statements of income and cash flow and balance sheets for the Parent and its Subsidiaries for each of its three (3) most

          recent Fiscal Years and (ii) unaudited statements of income and cash flow and balance sheets for the Borrower and its Subsidiaries as of August 31, 1994 and for the eight months then ended and such financial statements fairly present the financial condition and results of operations of each of the Parent and its Subsidiaries and the Borrower and its Subsidiaries, respectively, for the periods indicated therein, in accordance with Generally Accepted Accounting Principles, consistently applied (subject to normal year-end adjustments, without full footnote disclosure).

                    6.5 Collateral. Except as disclosed on Exhibit 8.1 and except for Permitted Liens described in subsection 8.1, all of the Collateral is and will continue to be owned by the Borrower free and clear of all Liens, subject only to the prior perfected Liens in favor of the Agent, for the benefit of the Lenders.

                    6.6 Solvency. The Borrower and each Guarantor is Solvent and will continue to be Solvent following the consummation of the transactions contemplated by this Agreement.

                    6.7 Places of Business. As of the Closing Date, the principal place of business and chief executive office of the Borrower is located at 200 Clover Reach Drive, Peachtree City, Georgia which is within Fayette County, Georgia. As of the execution hereof, the books and records of the Borrower and all chattel paper and all records of account are located and hereafter shall continue to be located at the principal place of business and chief executive office of the Borrower.

                    6.8 Other Names. The business conducted by the Borrower has not been conducted under any corporate, trade or fictitious name other than those names listed on Exhibit 6.8, and following the date hereof the Borrower will not conduct its business under any trade or fictitious name without providing the Agent with at least 30 days prior written notice thereof.

                    6.9 Tax Obligations. The Borrower and each Subsidiary have filed complete and correct federal, state and local tax reports and returns required to be filed by it, prepared in accordance with applicable laws or regulations, and, except for extensions duly obtained, has either duly paid all taxes, duties and charges owed by it, or made adequate provision for the payment thereof. There are no material unresolved questions or claims concerning any tax liability of the Borrower or any Subsidiary.

                   6.10 Indebtedness and Liabilities. As of August 31, 1994, the Borrower and its Subsidiaries had no Indebtedness other than Indebtedness reflected on the Financial Statements. Except for such Indebtedness and liabilities reflected on the Financial Statements, the Borrower and its Subsidiaries have no liabilities

          required to be reflected on a balance sheet prepared in accordance with GAAP (subject to normal year-end adjustments).

                   6.11 Use of Proceeds and Margin Security. The Borrower shall use the proceeds of the initial advance under the Revolving Loan and the Term Loan for the purposes set forth on Exhibit 6.11 and advances under the CAPEX Loan for the purposes set forth in subsection 2.5 and shall use the proceeds of subsequent advances under the Revolving Loan solely for proper corporate purposes, consistent with all applicable laws, statutes, rules and regulations. Neither the Borrower, the Parent nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. Neither the Borrower nor any Subsidiary owns or will own any Margin Stock and none of the Loans advanced or funded hereunder or any Risk Participation will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any Margin Stock (except as permitted by subsection 8.2) or for any other purpose which might cause any of the Loans, Risk Participations or other extensions of credit under this Agreement or this Agreement or any other Financing Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board. Following the application of the proceeds of the Loans from time to time, less than twenty-five percent (25%) of the value (as determined by any reasonable method) of the Property of the Parent which is subject to any limitation on sale, pledge, or other restriction hereunder or any other Financing Agreement taken as a whole will be represented by Margin Stock.

                   6.12 Government Contracts. As of the Closing Date, except as disclosed on Exhibit 6.12, neither the Borrower nor any Subsidiary is a party to or bound by any supply agreements with the federal government or any agency thereof.

                   6.13 Investments. Except as disclosed on Exhibit 8.4, as of the date hereof, the Borrower and its Subsidiaries have no Investment in any Person other than Permitted Investments and are not engaged in any joint venture or partnership with any other Person.

                   6.14 Litigation and Proceedings. As of the Closing Date, except as disclosed on Exhibit 6.14, no judgments are outstanding against the Borrower or any Subsidiary or the Parent or binding upon any of their respective Property. Except as disclosed on Exhibit 6.14, there is not now pending or threatened, any litigation, claim, arbitration or governmental proceeding ("Litigation") by or against the Borrower or any Subsidiary or the Parent which, if adversely determined, would have a Material Adverse Effect, and to the best of the Borrower's

          knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such Litigation. None of the Litigation will prevent, enjoin or delay the consummation of the transactions contemplated by the Financing Agreements. Except as disclosed on Exhibit 6.14, the items disclosed on Exhibit 6.14 will not have a Material Adverse Effect.

                   6.15 Other Agreements and Deliveries. (a) Except as disclosed on Exhibit 6.15, neither the Borrower nor any Subsidiary is in default under any indenture, loan agreement, mortgage, deed of trust or similar document relating to the borrowing of monies or any other material contract, lease, or commitment to which it is a party or by which it is bound.
          Except as disclosed on Exhibit 6.15, there is no dispute regarding any contract, lease, or commitment which is material to the business, operations or condition (financial or other) of the Borrower or any Subsidiary.

                    (b) The Borrower has provided to the Agent accurate and complete copies of all of the following agreements or documents to which the Borrower or any Subsidiary is subject:

                         (i) each Plan which the Borrower or any ERISA
                    Affiliate sponsors or is committed to contribute to as of the date hereof and, where applicable, each Plan's most recent summary plan description, actuarial report, determination letter from the Service and Forms 5500 for the previous five (5) years filed in respect of each such Plan;

                        (ii) collective bargaining agreements;

                       (iii) leases of real property; and

                        (iv) the Plan of Reorganization.

                   6.16 Employee Controversies. As of the Closing Date, there are no strikes, work stoppages, union organizing efforts or controversies pending or, to the best of the Borrower's knowledge after diligent inquiry, threatened, between the Borrower or any Subsidiary and any of its employees which would have a Material Adverse Effect. All collective bargaining agreements, labor agreements or other contracts with or affecting any employee of the Borrower or any Subsidiary necessary to continue to conduct the business operations of the Borrower or such Subsidiary are in full force and effect.

                   6.17 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement, all of the other Financing Agreements to which it is a party and the performance of the Borrower's obligations hereunder and thereunder are not in contravention of any order applicable to

          the Borrower or, to the Borrower's best knowledge, any laws, regulations or ordinances the violation of which would have a Material Adverse Effect. The Borrower and its Subsidiaries are in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the Property of the Borrower or a Subsidiary except for laws, orders, regulations and ordinances the non-compliance with or violation of which would not, in the aggregate, have a Material Adverse Effect.

                   6.18 Patents, Trademarks and Licenses. The Borrower and its Subsidiaries own or possess rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames required to continue to conduct their respective businesses as heretofore conducted; and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge.

                   6.19 ERISA. (a) Neither the Borrower nor any ERISA Affiliate has sponsored or contributed to, or has had any obligation under, any Plan or Multiemployer Plan other than those identified on Exhibit 6.19.

                    (b) With respect to all Plans, the Borrower and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the IRC and the PBGC Grantor Trust in all material respects. Each Plan that is intended to be qualified under
          Section 401(a) of the IRC has either been determined by the Internal Revenue Service to be so qualified or is the subject of a pending request to the Internal Revenue Service for a favorable determination letter for which the Borrower believes it is entitled, and each trust related to such Plans has been determined to be exempt from federal income tax under Section 501(a) of the IRC or is the subject of a pending request to the Internal Revenue Service for a favorable determination letter for which the Borrower believes it is entitled. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Plan or any Multiemployer Plan or the PBGC Grantor Trust.

                    (c) The present value of all benefit liabilities under all Pension Plans of the Parent exceeded the present value of the assets of such Plans by an amount not exceeding $7,000,000 determined as of May 31, 1994, which liabilities will be partially satisfied by the balance remaining in the PBGC Grantor Trust, totaling $2,689,858 as of June 30, 1994, which amount must be applied to the funding of the Pension Plans. Except as disclosed on Exhibit 6.19, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the IRC) been incurred (without regard to any waiver granted under Section 412 of the IRC), nor has any funding waiver

          from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any Related Company failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the IRC, Section 302 of ERISA or the terms of any Pension Plan by the applicable due dates, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C), or 4062(e) or 4063(a) of ERISA with respect to any Pension Plan.

                    (d)  Neither the Borrower nor any ERISA Affiliate has:
          (i) engaged in a nonexempt prohibited transaction described in
          Section 406 of ERISA or Section 4975 of the IRC which would have a Material Adverse Effect; (ii) incurred any liability to the PBGC which remains outstanding other than the Parent's obligations under the PBGC Grantor Trust and the payment of premiums and there are no premium payments which are due and unpaid; or (iii) failed to make a required contribution or payment to a Multiemployer Plan.

                    (e) No Termination Event has occurred and no Termination Event is reasonably expected to occur which could result in a liability to the Borrower or any ERISA Affiliate.

                    (f) Neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under any Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA except for post-retirement benefits under the Plans listed on
          Exhibit 6.19. As of December 31, 1993, the net aggregate present value of all liabilities with respect to such benefits disclosed on Exhibit 6.19 calculated in accordance with GAAP is Six Million Nine Hundred Eighteen Thousand Dollars ($6,918,000).

                    (g) The Borrower has no obligations or liabilities, direct or indirect, contingent or otherwise, with respect to the PBGC Grantor Trust.

                   6.20 Property. The Borrower and its Subsidiaries own, possess, or have unrestricted rights to use or exercise all assets and rights necessary for the conduct of business as heretofore conducted.

                   6.21 Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company
          "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

                   6.22 Broker's Fees. Neither the Agent or any Lender nor the Borrower is or will become obligated to any Person with respect to any finder's or brokerage or similar fee or commission in connection with the transactions contemplated hereby, except

          that the Borrower will become obligated to pay certain fees as set forth in Exhibit 6.22.

                   6.23 Licenses and Permits. The Borrower and its Subsidiaries have been and are current and in good standing with respect to all material governmental approvals, permits, certificates, licenses, inspections, consents and franchises (collectively, the "Licenses") necessary to continue to conduct their respective businesses and to own or lease and operate, their respective properties as heretofore conducted, owned, leased or operated including any and all Licenses with respect to federal, state or local environmental laws.

                   6.24  Environmental Compliance.

                    (a) Except as disclosed on Exhibit 6.24, the operations of the Parent and the Borrower and its Subsidiaries comply in all material respects with all applicable Environmental Laws.

                    (b) Except as disclosed on Exhibit 6.24 or in any regular or periodic report subsequently filed by the Parent with the Securities and Exchange Commission, there are no claims, investigations, litigation, administrative proceedings, whether pending or, to the knowledge of the Borrower after diligent inquiry, threatened, or judgments or orders, relating to any Hazardous Materials or alleging the violation of any Environmental Laws (collectively "Environmental Matters") relating in any way to any real property leased or otherwise used by the Parent or the Borrower or any Subsidiary or to the operations of the Parent or the Borrower or any Subsidiary.

                    (c) Except as disclosed on Exhibit 6.24, no Hazardous Materials are presently stored or otherwise located on, in or under any real property leased or otherwise used by the Parent or the Borrower or any Subsidiary except in substantial compliance with all applicable Environmental Laws, and, no part of any real property leased or otherwise used by the Parent or the Borrower or any Subsidiary or to the Borrower's best knowledge, adjacent parcels, including the groundwater located thereon, is presently contaminated in any material respect by any such Hazardous Material.

                    (d) Except as disclosed on Exhibit 6.24, neither the Parent, the Borrower nor any Subsidiary has filed any notice under any international, federal, state, regional, provincial or local law indicating past or present treatment, storage or disposal of a Hazardous Material or reporting a spill or release of a Hazardous Material into the environment.

                    (e) Except as disclosed on Exhibit 6.24 or in any regular or periodic report subsequently filed by the Parent with the Securities and Exchange Commission, neither the Parent, the


          Borrower nor its Subsidiaries have any known material liability, contingent or otherwise, in connection with any release of any Hazardous Material into the environment.

                    (f) So long as any Obligations are outstanding, no Hazardous Materials may be used, generated, treated, stored or disposed of by any Person for any purpose upon any real property leased or otherwise used by the Parent or the Borrower or its Subsidiaries except in substantial compliance with all applicable Environmental laws.

                    (g) The Borrower hereby indemnifies the Agent and each Lender and agrees to hold each such Person harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and reasonable attorneys' fees and legal expenses and solicitors' fees on a solicitor and client basis) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, such Person arising directly or indirectly from the violation of any Environmental Law or the imposition of liability on the Parent or the Borrower or any Subsidiary under any Environmental Law or any laws or regulations relating to Hazardous Material, treatment, storage, disposal, generation and transportation, air, water and noise pollution, soil or ground or water contamination, the handling, storage or release into the environment of Hazardous Materials, and the transportation of Hazardous Materials; or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by the Parent or the Borrower or any Subsidiary in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); provided that to the extent that the Parent or the Borrower or any Subsidiary is strictly liable under any Environmental Laws, the Borrower's obligations to indemnify the Agent and each Lender under this subsection 6.24(g) shall likewise be without regard to fault on the part of the Parent or the Borrower or any Subsidiary and with respect to the violation of law which results in liability to such Person. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection 6.24(g) may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnifications set forth in this subsection 6.24(g). Notwithstanding any other provision of this Agreement to the contrary, the provisions of and undertakings and indemnifications set forth in this subsection 6.24(g) shall survive the satisfaction and payment of the Obligations and the termination of this Agreement, and shall

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

          continue to be the liability, obligation and indemnification of the Borrower.

                    (h) So long as any Obligations are outstanding, if the Agent or any Lender, at any time, has a reasonable basis to believe that any real property leased or otherwise used by the Parent or the Borrower or any Subsidiary, or real property adjacent to such real property, has or may become contaminated in any material respect or subject to a clean up order or decree by an agency having jurisdiction over the Parent or the Borrower or such Subsidiary; then the Borrower agrees, upon request from such Person, to provide the Agent and each Lender with such reports, certificates, engineering studies or other written material or data as the Agent or such Lender in its reasonable discretion, may require from it so as to satisfy the Agent or such Lender that such Person is in substantial compliance with all applicable Environmental Laws; provided that with respect to real property adjacent to real property owned by or leased to the Borrower or any Subsidiary, such reports, certificates, studies and other material or data shall not be required to be provided by the Parent or the Borrower if (i) they are not otherwise required to be created or provided pursuant to statute, regulation, order or otherwise, and (ii) such contamination is not attributable to the acts or omissions of the Borrower or any Affiliate or predecessor of any of them or any previous owner, lessee, lessor or other user of such real property.

                    (i)  The materiality standard used in this subsection
          6.24 shall be exceeded if the facts giving rise to a breach or breaches of the representations or warranties contained herein might result in liability or potential liability in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate.

                    (j) None of the items disclosed on Exhibit 6.24 would be reasonably likely to have a reasonable likelihood to cause a Material Adverse Effect.

                   6.25 Full Disclosure. This Agreement, the financial statements delivered in connection herewith, the representations and warranties of the Borrower in any other Financing Agreement delivered or to be delivered by the Borrower, do not and will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading. There is no material fact which the Borrower has not disclosed to the Agent in writing which has had or, so far as the Borrower can now foresee, will have a Material Adverse Effect.

                   6.26  Subsidiaries.   Exhibit 6.26 contains an accurate
          list of all of the existing Subsidiaries as of the date of this Agreement, setting forth their respective jurisdictions of

          incorporation and the percentage of their capital stock owned by the Borrower or other Subsidiaries.

                   6.27 Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements to which the Borrower is a party shall survive the execution and delivery of this Agreement and the termination hereof. The Borrower shall supplement in writing and deliver to each Lender all Exhibits required in accordance with this Agreement so that the representations and warranties subject to such supplemental disclosure shall continue to be true and accurate in all material respects; provided that the furnishing of such supplemental disclosure shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed therein or otherwise then existing.

                    6.28 Negative Pledges. Neither the Borrower nor any Subsidiary is a party to or bound by any indenture, contract, instrument or other agreement which prohibits the creation, incurrence or sufferance to exist of any Lien upon its Property, except the Financing Agreements.

                    7.   AFFIRMATIVE COVENANTS.
                         _____________________

                     The Borrower covenants and agrees that so long as any Obligations remain outstanding and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect:

                    7.1 Financial Statements. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions in respect of or in relation to the business and affairs of the Borrower and its Subsidiaries, in accordance with Generally Accepted Accounting Principles consistently applied, and the Borrower shall furnish or cause to be furnished to each Lender: (i) as soon as practicable and in any event within thirty (30) days after the end of each month, statements of net income and cash flow, of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month and a balance sheet of the Borrower and its Subsidiaries as of the end of such month, on a consolidated basis, if applicable, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year and as of a date one (1) year earlier, all in reasonable detail and certified as accurate by the chief financial officer or treasurer of the Borrower, subject to changes resulting from normal year-end adjustments (but excluding footnotes); (ii) as part of the Monthly Report, as soon as practicable and in any event within twenty-seven (27) days after the end of each month, (a) copies of all operating statements for such month prepared by the Borrower for its internal use and other similar data as the Lender may reasonably request, (b) an


          Accounts Trial Balance indicating which Accounts are current, up to 30, 30 to 60, 60 to 90 and 90 days or more past the original invoice date and listing the names and customer numbers of all applicable Account Debtors, and (c) a summary of accounts payable showing which accounts payable are current, up to 30, 30 to 60, 60 to 90 and 90 days or more past due and listing the names of applicable creditors and, in the case of past due accounts, the address of the applicable creditor; (iii) as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, statements of net income and cash flow of the Parent and its Subsidiaries for such year, and a balance sheet of the Parent and its Subsidiaries as of the end of such year, setting forth in each case, in comparative form and on a consolidated basis, if applicable, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to the Required Lenders and examined and certified by Arthur Andersen L.L.P. or any other independent public accountants of recognized national standing selected by the Borrower and acceptable to the Required Lenders, whose opinion shall be in scope and substance satisfactory to the Required Lenders; (iv) within thirty (30) days after the close of each fiscal quarter of the Borrower, a statement in which the actual results of such quarterly period are compared with the most recent Projections for such quarter; (v) as soon as practicable (but in any event not more than ten (10) days after any officer of the Borrower obtains knowledge of the occurrence of a Default or an Event of Default) notice of any and all Defaults or Events of Default hereunder; (vi) not later than the twenty-seventh
          (27th) day of each month, a Monthly Report for the Borrower computed as of the last Business Day of the preceding month, signed by the chief executive officer or chief financial officer of the Borrower; (vii) within 30 days after the end of each Fiscal Year, or more frequently as the Required Lenders may reasonably require, the names and addresses of all existing Account Debtors; and (viii) with reasonable promptness, such other business or financial data as any Lender may reasonably request, including, without limitation, Collateral Reports.

                    All financial statements delivered to the Lenders pursuant to the requirements of this subsection 7.1 (except where otherwise expressly indicated) shall be prepared in accordance with Generally Accepted Accounting Principles consistently applied. Changes in accounting principles or applications shall be approved by the Lenders and the Borrower's independent auditors in advance and shall not be permitted to amend or distort any financial covenant (all of which were negotiated based on the Projections), advance rate or other provision herein contained. Together with each delivery of financial statements required by clauses (i) and (iii) of this subsection 7.1, the Borrower shall deliver to each Lender an officer's certificate stating that there exists no Default or Event of Default, or, if any Default or Event of Default exists, specifying the nature

          thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto. Together with each delivery of financial statements required by clause (iii) of this subsection 7.1, the Borrower shall deliver or cause to be delivered to each Lender a certificate of the accountants who performed the audit in connection with such statements stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Default or Event of Default with respect to Consolidated Tangible Net Worth, Cash Flow Coverage and Leverage Ratio and subsection 8.8, or, if such accountants have obtained knowledge of a Default or Event of Default, specifying the nature and period of existence thereof. Such accountants shall not be liable by reason of any failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the ordinary course of an audit.

                    Each of the Lenders and the Agent agree to keep any information, whether written or oral, delivered or made available to it pursuant to this Agreement or any other Financing Agreement regarding the Borrower and/or its Subsidiaries or Parent (including, without limitation, information concerning their respective finances, assets, operations, properties, pension and other employee benefit plans, strategies or projections) confidential from any Person other than officers, employees, legal counsel, agents or representatives of such Lender or Agent who are engaged in evaluating, approving, structuring or administering the Financing Agreements; provided that nothing contained in this subsection 7.1 shall prevent any Lender or the Agent from disclosing any such information that (i) is or becomes available to the public other than by reason of a disclosure by any Lender or the Agent, or (ii) was or becomes available to any Lender or the Agent on a non-confidential basis from a lawful source other than the Borrower and/or its Subsidiaries or Parent. Notwithstanding anything contained herein to the contrary, any Lender or the Agent may disclose such information (i) to any regulatory authority having jurisdiction over such Lender or the Agent, (ii) to any prospective or actual transferee, assignee or participant in connection with such Lender's transfer, assignment or participation of the Loans or its Commitments that have agreed to be bound by these confidentiality provisions, (iii) to any of its affiliates to the extent any such affiliate requires such information in the ordinary course of such Lender's or the Agent's credit committee or asset management procedures and agrees to be bound by these confidentiality provisions, (iv) as required by law, regulation or pursuant to legal process, (v) in connection with any legal proceeding to which such Lender or the Agent is a party, or (vi) to any Person in connection with the enforcement of such Lender's or the Agent's rights or remedies under any Financing Agreement. In the event that any Lender or the Agent is requested by any governmental regulatory organization or is required by law, rule, regulation or legal process to disclose any of such information, such Lender or the


          Agent, as applicable, agrees to provide the Borrower with prompt notice of such request or requirement to enable the Borrower to seek whatever protective action that the Borrower deems appropriate and/or waive such Lender's or the Agent's compliance with the provisions of this subsection 7.1.

                    The Borrower authorizes the Agent and each Lender to discuss the financial condition of the Borrower with the Borrower's independent public accountants and agrees that such discussion or communication shall be without liability to any such Person or the Borrower's independent public accountants.
          The Borrower shall deliver a letter addressed to such accountants authorizing them to comply with the provisions of this subsection 7.1.

                    7.2 Inspections and Audits. Upon reasonable notice prior to the occurrence of a Default or Event of Default but without notice after the occurrence thereof, the Agent, or any Person designated by the Agent in writing, shall have the right, from time to time hereafter, to call at the Borrower's place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during reasonable business hours, and, without hindrance or delay (i) to inspect, audit, check and make copies of and extracts from the Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower's or any Subsidiary's business or to any transactions between the parties hereto, (ii) to make such verification concerning the Collateral as the Agent may consider reasonable under the circumstances, and
          (iii) to discuss the affairs, finances and business of the Borrower with any officers, employees or directors of the Borrower.

                    7.3 Conduct of Business; Compliance With Laws. The Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence and all licenses, bonds, franchises, leases, patents, contracts and other rights necessary or desirable to the profitable conduct of its business, and shall, and shall cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders of any federal, state or local governmental authority, except for such laws, rules and regulations the violation of which would not, in the aggregate, have a Material Adverse Effect.

                    7.4 Claims and Taxes. (a) The Borrower agrees to indemnify and hold the Agent and each Lender harmless from and against any and all claims, demands, obligations, losses, damages, penalties, costs, and expenses (including reasonable attorneys' fees) asserted by any Person (other than the Borrower) in connection with this Agreement or the other Financing Agreements or asserted by any Person and relating to or in any way arising out of the possession, use, operation or control of any of the Borrower's or any Subsidiary's Property by any Person.


          The Borrower shall, and shall cause each Subsidiary to, file all tax and information returns and reports required by and prepared in accordance with applicable law and shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all real and personal property taxes, assessments and charges and franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower or any Subsidiary, or payable by the Borrower or any Subsidiary, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to Property of the Borrower or any Subsidiary; provided that the Borrower or such Subsidiary shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof (i) so long as no Lien which will have priority over the Agent's Lien granted hereunder with respect to any Collateral is filed or recorded with respect thereto, and
          (ii) so long as such contest does not have a Material Adverse
          Effect.

                    (b) The Borrower shall notify each Lender promptly (and in no event later than ten (10) days) after becoming aware of the intent of the Service to assert a deficiency with respect to it or any Subsidiary, and shall promptly (and in no event later than five (5) days after receipt) send each Lender copies of any notices of proposed deficiency and any notices of deficiency received from the Service. The Borrower shall take all reasonable actions necessary to contest such claimed deficiency and shall provide the Agent with periodic status reports on such contest.

                    7.5 Borrower's Liability Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain, at its expense, such public liability and third party property damage insurance in such amounts and with such deductibles as are acceptable to the Required Lenders naming the Agent, on behalf of the Lenders, as an additional insured and providing the Agent with 30 days' written notice prior to cancellation or any material change in coverage. The Borrower's current liability insurance policies are summarized on Exhibit 7.5.

                    7.6 Borrower's Property and Business Interruption Insurance; Condemnation. The Borrower shall, and shall cause each Subsidiary to, at its expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value thereof (including at least six (6) months business interruption insurance in an amount not less than Seventeen Million Dollars ($17,000,000)). All such policies of insurance

          shall contain a breach or violation of warranty, declarations or conditions endorsement in favor of the Agent, shall provide that the Agent shall receive 30 days' written notice prior to cancellation or any material change in coverage and shall otherwise be in form and substance satisfactory to the Required Lenders. The Borrower shall deliver to each Lender the original (or a certified) copy of each policy of insurance and, upon the renewal thereof, a binder evidencing such renewal, and evidence of payment of all premiums therefor. Such policies of insurance of the Borrower shall contain an endorsement in form and substance satisfactory to the Agent, naming the Agent, on behalf of the Lenders, as loss payee and additional insured. So long as no Default or Event of Default has occurred, Borrower is hereby authorized by the Lenders to make, settle or adjust any claims
          (i) under the insurance policies for damage or destruction of its properties or the properties of the Subsidiaries and (ii) for the proceeds of any award or payment in respect of any condemnation or other eminent domain proceedings by any governmental authority; provided that if the amount of any such claim (whether made as a single claim or a series of claims for the same occurrence) is in excess of $500,000, the Required Lenders may elect in their reasonable business judgment to apply the proceeds thereof to the prepayment of the Obligations in the following priority: (x) to the Term Loan in the inverse order of the maturities thereof until paid in full, (y) to the CAPEX Notes in the inverse order of their issuance dates and in the inverse order of the maturities thereof until paid in full, and (z) to permanently reduce the Total Revolving Loan Facility. After the occurrence of a Default or Event of Default, the Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as the Borrower's true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Agent pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. If the Borrower or any Subsidiary, at any time or times hereafter, shall fail to obtain or maintain any of the policies of insurance required by this subsection 7.6 or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any Obligation, Default or Event of Default by the Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable.

                    7.7 Pension Plans. (a) The Borrower shall, and shall cause each ERISA Affiliate to (i) maintain all Plans which are presently in existence or may, from time to time, come into existence, in compliance with ERISA, the IRC and all other applicable laws in all material respects unless such Plans can be

          terminated or merged without material liability to the Borrower or any ERISA Affiliate in connection with such termination or merger (as distinguished from any continuing funding obligation),
          (ii) make contributions to all of its Pension Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA, (iii) comply with all material requirements of ERISA and the IRC which relate to such Plans so as to preclude the occurrence of any Termination Event, prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the IRC) or material "accumulated funding deficiency" as such term is defined in ERISA, and (iv) except as set forth on Exhibit 6.19, not permit any Plan to provide post-retirement medical benefits, nor shall the Borrower, any Subsidiary or any ERISA Affiliate undertake any new or increased obligation with respect to any Pension Plan or Multiemployer Plan which would result in any Material Adverse Effect.

                    (b) The Borrower shall promptly deliver written notice of any of the following to each Lender, but in no event later than thirty (30) days after such event or occurrence:

                         (1) the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, with such notice setting forth the details of such event;

                         (2) the filing of a request for a funding waiver by the Borrower, any Subsidiary or any ERISA Affiliate with respect to any Pension Plan, a copy of such request and all correspondence received by Borrower or any ERISA Affiliate with respect to such request;

                         (3) the Borrower, any Subsidiary or any ERISA Affiliate fails to make a required installment or payment under Section 302 of ERISA or Section 412 of the IRC by the applicable due date;

                         (4) the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the IRC) has occurred with respect to any Plan with a statement describing such transaction and the action or response taken with respect thereto;

                         (5) any increase in the benefits of any existing Plan or contribution rate to a Multiemployer Plan or the establishment of any new Plan or the commencement of contributions to any Plan or Multiemployer Plan to which the Borrower, any Subsidiary or any ERISA Affiliate had not been contributing;

                         (6) receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any adverse ruling from the


          Service regarding the qualification of a Plan under Section 401(a) of the IRC, with a copy of such ruling;

                         (7)  the Parent fails to make any required
                    installment payment or other payment obligation under the PBGC Grantor Trust; and

                         (8) any other report such as an annual report on Form 5500 or actuarial report in which any Lender may request from time to time.

                    7.8 Notice of Suit or Adverse Change in Business. The Borrower shall, as soon as possible, and in any event within five
          (5) days after the Borrower learns of the following, give written notice to each Lender of (i) any material Litigation being instituted or threatened to be instituted by or against the Parent, the Borrower or any Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) including, without limitation, any and all pending or threatened proceedings with respect to Environmental Matters and (ii) any event or occurrence which could have a Material Adverse Effect.

                    8.   NEGATIVE COVENANTS.
                         __________________

                    The Borrower covenants and agrees that so long as any of the Obligations remain outstanding and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect:

                    8.1 Encumbrances. Except for Liens existing on the date hereof and disclosed on Exhibit 8.1, the Borrower shall not, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its Property, including, without limitation, the Collateral, other than the following "Permitted Liens": (i) Liens securing the payment of taxes or other governmental charges not yet due and payable; (ii) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (iii) the Liens in favor of the Agent, for the benefit of the Lenders; (iv) purchase money Liens (including capitalized leases and other forms of installment purchase financing) granted to the Person by the Borrower financing a purchase of Equipment so long as the Lien granted is limited to the specific fixed assets so acquired, the debt secured by the Lien is not more than one hundred percent (100%) of the acquisition cost of the specific item of Equipment on which the Lien is granted, the aggregate amount of Indebtedness secured by such Liens as a result of purchases shall not exceed Two Million Dollars ($2,000,000) at any time during

          the term hereof, and the transaction does not violate any other provision of this Agreement (notification of such purchase money Lien to be provided within ten (10) days of acquisition of such fixed asset); (v) Liens permitted in accordance with subsection 7.4(a); and (vi) other Liens on Real Estate which do not, in the Agent's sole determination, (a) materially impair the use of such property, or (b) materially lessen the value of such property for the purposes for which the same is held by the Borrower.

                    8.2 Intercompany Indebtedness. The Borrower shall not, nor shall it permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or suffer to exist, any Indebtedness with the Borrower, Crosby, the Parent or the Subsidiaries, as the case may be, except for (i) the Indebtedness of the Borrower in favor of Crosby, the Parent or any Subsidiary existing on the date hereof and described in subsection 6.10, (ii) Subordinated Debt issued after the Closing Date by the Borrower in favor of a Subsidiary and (iii) Indebtedness issued after the Closing Date by the Borrower in favor of Crosby. After the occurrence of a Default or an Event of Default, neither the Borrower nor any Subsidiary shall voluntarily prepay, defease, purchase, redeem, retire or otherwise acquire any Indebtedness other than the Obligations.

                    8.3 Consolidations and Acquisitions. Except with the consent of the Required Lenders, which consent shall not be unreasonably withheld, the Borrower shall not, nor shall it permit any Subsidiary to, merge or consolidate with, purchase, lease or otherwise acquire all or substantially all of the assets or properties of, or acquire any capital stock, equity interests, debt or other securities of, any other Person (whether through an Acquisition or otherwise) except that any Subsidiary may merge or consolidate with or into the Borrower; provided that the Borrower is the surviving Person. The Borrower shall not dissolve, liquidate, enter into any joint venture (other than the Crosby Yutaka Engineering Company, Ltd.) or become a partner in any partnership.

                    8.4 Investments. The Borrower shall not, nor shall it permit any Subsidiary to, make or permit to exist Investments (including, without limitation, loans and advances to, and other Investments in, the Parent, any of the Subsidiaries and other Affiliates), or commitments therefor, or to create any Subsidiary other than the following "Permitted Investments": (i) loans made in accordance with subsection 8.8, (ii) existing Investments in Subsidiaries and other Investments in existence on the date hereof and disclosed on Exhibit 8.4, (iii) mergers and consolidations permitted by subsection 8.3, (iv) so long as no Default or Event of Default shall have occurred and be continuing, Investments in Cash Equivalents not to exceed Three Million Dollars ($3,000,000) in the aggregate at any one time,
          (v) loans made after the Closing Date by the Borrower to Crosby for working capital purposes, and (vi) loans made after the

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          Closing Date by the Borrower to the Parent; provided that (A) the issuance of such Indebtedness by the Parent does not violate the terms of the Parent Guaranty, (B) at the time of, and after giving effect to, the making of any such loan to the Parent (x) the Net Worth of Crosby and Harris shall not be less than $46,000,000 and $17,000,000, respectively, and (C) no more than $3,000,000 of such loans during the term of this Agreement shall be Restricted Debt; provided further that for the period from the Closing Date through the earlier of the date of entry of the Final Order or June 30, 1995, subject to subsection 8.17, the Borrower shall make no loans to the Parent except for (x) loans for Administrative Costs in an aggregate amount not to exceed $6,000,000 and (y) loans with respect to Restricted Debt in an aggregate amount not to exceed $1,000,000; and provided further that in the event the Final Order is not entered by June 30, 1995, the Borrower shall make no further loans to the Parent.

                    8.5 Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, make or suffer to exist any Guaranty, except (i) endorsements of negotiable instruments for collection in the ordinary course of business, (ii) the Harris Guaranty, and
          (iii) the Guaranty by the Borrower of any Indebtedness of Crosby incurred as a result of the Refinancing Payment.

                    8.6 Collateral Locations. The Borrower shall not sell any of the Inventory on a guaranteed sale, sale-and-return, sale on approval or consignment basis or any other basis subject to a repurchase obligation or return right. Neither the location of the principal place of business and chief executive office of the Borrower, the locations of Collateral as set forth in subsection
          3.6 nor the corporate name or mailing address of the Borrower shall be changed, nor shall there be established additional places of business or additional locations at which Collateral is stored, kept or processed unless the Borrower shall have given the Agent not less than 30 days prior written notice thereof, and the Agent shall have determined that, after giving effect to any such change of name, address or location, the Agent shall have a first perfected security interest in the Collateral except for Permitted Liens. Prior to making any such change or establishing such new location, the Borrower shall execute any additional financing statements or other documents or notices required by the Agent.

                    8.7 Disposal of Property. The Borrower shall not, nor shall it permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of any of its Property, assets, business or rights to any Person except for (i) bona fide sales of Inventory to customers for fair value in the ordinary course of business and (ii) sales of Equipment which is obsolete, worn-out or otherwise not useable in its business or Real Estate. In the event any Equipment of the Borrower is sold, transferred or otherwise disposed of as permitted by this subsection 8.7 or with the Required Lenders' consent, and (x) such sale, transfer or

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          disposition is effected without replacement of the Equipment so sold, transferred or disposed of or such Equipment is replaced by Equipment leased by the Borrower, the Borrower shall deliver promptly (but in any event not more than five (5) Business Days after the receipt thereof) all of the cash proceeds of any such sale, transfer or disposition to the Agent, which proceeds shall be applied in the following priority: (i) to the Term Loan Obligations until paid in full, (ii) to the outstanding CAPEX Notes until paid in full, and (iii) to the Revolving Loan Obligations (the Total Revolving Loan Facility to be permanently reduced by such amount) without premium or penalty, except as provided in subsections 2.21 and 2.8(g) (provided that no prepayment fee shall be applicable to the first $3,000,000 of aggregate sale proceeds for such sales of Equipment and Real Estate permitted under this subsection 8.7 and under subsection
          8.7 of the Crosby Loan Agreement), or (y) such sale, transfer or disposition is made in connection with the purchase by the Borrower of replacement Equipment, the Borrower shall use the proceeds of such sale, transfer or disposition to finance the purchase by the Borrower of replacement Equipment and shall deliver to the Agent written evidence of the use of the proceeds for such purchase. Except as permitted by subsection 8.1, all replacement Equipment purchased by the Borrower shall be free and clear of all Liens, except for Liens in favor the Agent for the benefit of the Lenders. Neither the Borrower nor any Subsidiary shall transfer any Property to any Affiliate except in accordance with the terms of subsection 8.12.

                    8.8 Employee Loans. Except for (i) advances for travel and related expenses to the Borrower's employees in the ordinary course of business in an amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any one time, and (ii) commission advances to employees of the Borrower in an amount not to exceed Ten Thousand Dollars ($10,000) at any one time, the Borrower shall not make any loans or other advances to any employee.

                   8.9 Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, without the prior written consent of the Required Lenders, declare, pay, order, make or set apart any Restricted Payment; provided that (i) any Subsidiary may declare and pay dividends to the Borrower, and (ii) so long as at the time of or after giving effect thereto no Default or Event of Default has occurred and is continuing and the payment thereof would not have a Material Adverse Effect, the Borrower may declare and pay cash dividends to the Parent in accordance with applicable law; provided that for the period from the Closing Date through the earlier of the date of entry of the Final Order or June 30, 1995, subject to subsection 8.17, the Borrower shall make no Restricted Payments to the Parent except for Administrative Costs in an aggregate amount not to exceed $6,000,000; and provided further that in the

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          event the Final Order is not entered by June 30, 1995, the
          Borrower shall make no further Restricted Payments.

                   8.10 Securities. The Borrower shall not, nor shall it permit any Subsidiary to, issue or distribute or redeem, repurchase or acquire any of its capital stock or debt securities of any description for consideration or otherwise.

                   8.11 Changes in Charter, Bylaws or Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to (i) permit any amendment to its certificate of incorporation or bylaws or its corporate structure which could have a Material Adverse Effect, or (ii) change the Borrower's Fiscal Year, without the Required Lenders' prior written consent which shall not be unreasonably withheld.

                   8.12 Transactions with Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any transaction including, without limitation, the purchase, sale, lease or exchange of property or the rendering or purchase of any service to or from any Affiliate except (i) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated Person and (ii) Permitted Investments.

                   8.13 Corporate Accounts. The Borrower shall not, nor shall it permit any Subsidiary to, maintain corporate deposit accounts jointly with any Affiliate or commingle any funds with funds of any Affiliate.

                   8.14 Sale and Leaseback. The Borrower shall not, nor shall it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property unless (i) any such sale is made for the fair market value of the Property, (ii) the sale consideration received is cash, (iii) the sale is upon fair and reasonable terms in an arm's length transaction, and (iv) all proceeds of any sale are used to prepay the Obligations in the priority set forth in subsection 8.7.

                    8.15 Purchase of Stock. The Borrower shall not, nor shall it permit any Subsidiary to (i) directly use any proceeds of any Loan or Letter of Credit to purchase or carry any Margin Stock which might cause any of the Loans or Letters of Credit or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board, or (ii), except as permitted by subsection 8.2, extend credit to any Person for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally

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

          incurred to purchase any Margin Stock or other margin securities or for any other purpose.

                    8.16 Negative Pledges. Neither the Borrower nor any Subsidiary shall enter into or assume any agreement (other than the Financing Agreements) containing a negative pledge provision which would require a sharing of any interest in the Collateral or prohibiting or limiting the creation or assumption of any Lien upon its Property, whether now owned or hereafter acquired.

                    8.17 Aggregate Limits. Notwithstanding anything contained in subsections 8.4 or 8.9 to the contrary, (i) the aggregate amount of loans made by the Borrower and Crosby to the Parent in the form of Restricted Debt shall not exceed the aggregate amounts permitted under subsection 8.4 for the applicable time periods, and (ii) for the period from the Closing Date through the earlier of the date of entry of the Final Order or June 30, 1995, the aggregate amount of loans made by the Borrower and Harris to the Parent for Administrative Costs combined with the aggregate amount of Restricted Payments made by the Borrower and Harris the proceeds of which are used to pay Administrative Costs shall not exceed $6,000,000.

                    9.   DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.
                         __________________________________________

                    9.1 Obligations. If an Event of Default shall exist or occur, the Required Lenders (or the Agent with the consent of the Required Lenders) may elect to (i) make no further advances hereunder and/or (ii) terminate this Agreement in which case, upon termination, the Obligations shall be accelerated (and the Agent shall so notify the Borrower) and all of the Obligations shall automatically, without notice of any kind, be immediately due and payable; provided that upon the occurrence of any Event of Default referred to in clauses (f), (g) or (h) within the definition of "Event of Default," no notice of any kind need be given to the Borrower prior to acceleration of the Obligations which shall occur automatically, and (b) demand that the Borrower immediately deposit with the Agent an amount equal to the Risk Participation Liability to enable the Agent to make payments under the Risk Participations when required and such amount shall become immediately due and payable.

                    9.2 Rights and Remedies Generally. Upon acceleration of the Obligations, the Agent, on behalf of the Lenders, shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law. In addition to all such rights and remedies, the Agent shall have the right to sell, lease or otherwise dispose of all or any part of the Collateral and the sale, lease or other disposition of the Collateral, or any part thereof, by the Agent after an Event of

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

          Default may be for cash, credit or any combination thereof, and the Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Obligations then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. The Agent may, in its sole discretion, cause the Collateral to remain on the Borrower's premises or otherwise or to be removed and stored at premises owned by other Persons, at the Borrower's expense, pending sale or other disposition of the Collateral. The Agent shall have the right to conduct such sales on the Borrower's premises, at the Borrower's expense, or elsewhere, on such occasion or occasions as the Agent may see fit.

                    9.3 Entry Upon Premises and Access to Information. Upon acceleration of the Obligations, the Agent shall have the right to enter upon the premises of the Borrower where the Collateral is located (or is believed to be located) without any obligation to pay rent to the Borrower, or any other place or places where the Collateral is believed to be located and kept, to render the Collateral usable or saleable, to remove the Collateral therefrom to the premises of the Agent or any agent of the Agent for such time as the Agent may desire in order effectively to collect or liquidate the Collateral, and/or to require the Borrower to assemble the Collateral and make it available to the Agent at a place or places to be designated by the Agent. Upon acceleration of the Obligations, the Agent shall have the right to take possession of the Borrower's original books and records, to obtain access to Borrower's data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Agent deems appropriate; and the Agent shall have the right to notify postal authorities to change the address for delivery of the Borrower's mail to an address designated by the Agent and to receive, open and dispose of all mail addressed to the Borrower.

                    9.4  Sale or Other Disposition of Collateral by the
          Agent.   Any notice required to be given by the Agent of a sale,
          lease or other disposition or other intended action by the Agent with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in subsection 10.13, at least fifteen (15) days prior to such proposed action, shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Agent upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by the Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Obligations including, without limitation, the Obligations described in subsections 2.14 and 10.2. The

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          Agent shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Agent's security interest in the Collateral until the Obligations are fully paid. The Borrower agrees that neither the Agent nor any Lender has any obligation to preserve rights to the Collateral against any other parties. The Agent is hereby granted a license, lease or other right to use, without charge, the Borrower's General Intangibles, Intellectual Property, Equipment, Fixtures, Real Estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale or lease and selling or leasing any Inventory or other Collateral and the Borrower's rights under all licenses, leases and franchise agreements shall inure to the Agent's benefit until all Obligations are paid in full.

                    9.5 Waiver of Demand. DEMAND, PRESENTMENT, PROTEST AND NOTICE OF DEMAND, PRESENTMENT, PROTEST AND NONPAYMENT ARE HEREBY WAIVED BY THE BORROWER. THE BORROWER ALSO WAIVES THE BENEFIT OF ALL VALUATION, APPRAISAL AND EXEMPTION LAWS.

                    9.6 Waiver of Notice. IN THE EVENT OF A DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

                    10.  OTHER RIGHTS AND OBLIGATIONS.
                         ____________________________

                    10.1 Waiver. The failure of the Agent or any Lender, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of any such Person thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lenders or the Required Lenders, as applicable, of a Default or an Event of Default under this Agreement or any of the other Financing Agreements shall not suspend, waive or affect any other Default or Event of Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Default or Event of Default by the Borrower under this Agreement or any of the other Financing Agreements shall be deemed to have been suspended or

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          waived by the Lenders or the Required Lenders, as applicable, unless such suspension or waiver is in writing and signed by an officer of each of the Lenders or the Required Lenders, as applicable, and directed to the Borrower specifying such suspension or waiver.

                    10.2 Costs and Attorneys' Fees. All fees, costs and expenses incurred by the Agent or any Lender in connection with protecting, perfecting or preserving the Agent's Lien on the Collateral or the collection of the Obligations or the enforcement of the Financing Agreements including, without limitation (i) verifying or inspecting any of the Collateral or the Borrower's records with respect thereto, (ii) protecting, perfecting or preserving the Collateral (iii) commencing, defending, or intervening in any litigation or filing a petition, complaint, answer, motion or other pleadings, (iv) taking any other action in or with respect to any suit or proceedings (bankruptcy or otherwise), (v) consulting with officers of the Agent or any Lender or advising the Agent or any Lender, (vi) protecting, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral, or (vii) attempting to enforce or enforcing any security interest in any of the Collateral, or (viii) enforcing any rights of the Agent or any Lender to collect any of the Obligations, including, without limitation, reasonable fees, costs and expenses of attorneys and paralegals of the Agent or any Lender, and the out-of-pocket costs and the per diem charges for the examiners of such Persons at their then applicable rates, together with interest thereon at the Base Rate or the Default Rate then applicable to the Revolving Loan, shall be part of the Obligations, payable on demand and secured by the Collateral.

                    10.3 Expenditures by the Agent and the Lenders. In the event the Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which the Borrower is, under any of the terms hereof, required to pay, or fails to keep the Collateral free from Liens, except Permitted Liens, or fails to maintain, replace or repair the Collateral as required hereby, the Agent or any Lender may, in its sole discretion, make expenditures for any or all of such purposes and acquire or accept an assignment of any Lien against the Collateral, and the amount so expended (including, without limitation, reasonable attorneys' fees and expenses, court costs, filing fees and other charges), together with interest thereon at the Base Rate or the Default Rate then applicable to the Revolving Loan shall be part of the Obligations, payable on demand and secured by the Collateral.

                    10.4 Custody and Preservation of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Agent to comply with any such

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          request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent to comply with any such request shall of itself be deemed a failure to exercise reasonable care, and no failure by the Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

                    10.5 Reliance. All covenants, agreements, representations and warranties made herein or in any of the other Financing Agreements by the Borrower or the Parent shall, notwithstanding any investigation by the Agent or any Lender, be deemed to be material to and to have been relied upon by each such Person.

                    10.6 Parties and Assignment. Whenever in this Agreement reference is made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of such party. Notwithstanding the foregoing, the Borrower may not sell, assign or transfer this Agreement, or the other Financing Agreements or any portion thereof, including without limitation its rights, titles, interests, remedies, powers and/or duties hereunder or thereunder. The Borrower hereby consents to any Lender's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the other Financing Agreements or any portion thereof, including, without limitation, all or any part of such Lender's rights, titles, interests, remedies, powers and/or duties hereunder or thereunder.

                    10.7 Applicable Law; Severability. This Agreement and the other Financing Agreements have been submitted to the Agent and each Lender at its office in Illinois, and this Agreement and the other Financing Agreements shall not be binding upon the Agent or any Lender or effective until accepted by each such Person and shall be construed in all respects in accordance with, and governed by, all of the provisions of the Code and by the other internal laws (as opposed to conflicts of law provisions) of the State of Illinois, except for the perfection and enforcement of Liens in other jurisdictions which shall be governed by the laws of those jurisdictions. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                    10.8 SUBMISSION TO JURISDICTION; WAIVER OF JURY AND BOND. THE BORROWER AND THE AGENT AND EACH LENDER HEREBY SUBMIT


          TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS SHALL BE LITIGATED IN SUCH COURTS, AND THE BORROWER AND THE AGENT AND EACH LENDER EACH WAIVE ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 10.13 AND AGREES THAT SUCH
          SERVICE SHALL CONSTITUTE SUFFICIENT NOTICE.   THE AGENT, EACH
          LENDER AND THE BORROWER ACKNOWLEDGE THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT OR ANY LENDER. NOTHING CONTAINED IN THIS SUBSECTION 10.8 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO ENFORCE ITS LIENS AGAINST PROPERTY LOCATED IN SUCH JURISDICTION.

                    10.9 Marshalling. The Agent shall be under no obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations.

                    10.10 Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

                    10.11 Continuing Effect. This Agreement, the Agent's security interests in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Obligations shall be owed to the Agent or any Lender, and (even if there shall be no Obligations outstanding) so long as this Agreement has not been terminated as provided in subsection 2.8; provided that the Borrower's obligations to indemnify the Agent and each Lender shall continue notwithstanding any termination of this Agreement.

                    10.12 Incorporation by Reference. The provisions of the other Financing Agreements are incorporated in this Agreement by this reference. Except as otherwise provided in this Agreement and except as otherwise provided in the other Financing Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any

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          provisions in the other Financing Agreements, the provision contained in this Agreement shall govern and control.

                    10.13 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered three (3) days after deposit in the United States mails (by certified mail, return receipt requested), with proper postage prepaid, or upon delivery by courier or upon transmission by telex, telecopy or similar electronic medium to the following addresses:

                    (i)  If to the Agent, at:

                         SANWA BUSINESS CREDIT CORPORATION
                         One South Wacker Drive, 39th Floor
                         Chicago, Illinois  60606
                         Attn:  Commercial Finance Division
                         Telecopy No.: (312) 782-6035

                         With a copy to:

                         WINSTON & STRAWN
                         35 West Wacker Drive
                         Chicago, Illinois  60601
                         Attn:  Jim L. Blanco
                         Telecopy No.:  (312) 558-5700

                   (ii) If to a Lender, at the address opposite its name on Schedule 1 hereto.

                  (iii)  If to the Borrower, at:

                         The Harris Waste Management Group, Inc.
                         200 Clover Reach Drive
                         Peachtree City, Georgia 30269
                         Attn: Charles Walker
                         Telecopy No.:  (912) 273-8791

















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                         With a copy to:

                         Amdura Corporation
                         900 Main Street South
                         Suite 2A
                         P.O. Box 870
                         Southbury, Connecticut 06488
                         Attn: C. David Bushley
                         Telecopy No.: (203) 262-1270

                              and

                         Kirkpatrick & Lockhart
                         1500 Oliver Building
                         Pittsburgh, PA 15222
                         Attn:  Ronald D. West
                         Telecopy No.: (412) 355-6501

          or to such other address as each party designates to the other in the manner herein prescribed.

                    10.14 Waivers With Respect to Other Instruments. The Borrower waives presentment, demand and protest and notice of presentment, demand protest, default, nonpayment, maturity, release, compromise, settlement, extension, or renewal of any or all commercial paper, Accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent on which the Borrower may in any way be liable and hereby ratifies and confirms whatever the Agent may do regarding the enforcement, collection, compromise, or release thereof.

                    10.15 Retention of the Borrower's Documents. The Agent or any Lender may destroy or otherwise dispose of all documents, schedules, invoices or other papers delivered to such Person in accordance with customary practices unless the Borrower requests in writing that same be returned. Upon the Borrower's request and at the Borrower's expense, such Person shall return such papers when such Person's actual or anticipated need for same has terminated.

                    10.16 Entire Agreement. The Financing Agreements, including all Exhibits, Schedules and other documents attached thereto or incorporated by reference therein, constitute the entire agreement of the parties with respect to the subject matter thereof and supersede all other understandings, oral or written, with respect to the subject matter thereof.

                    10.17 Equitable Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Agent or any Lender; therefore, the Borrower agrees that the Agent or any Lender, if such Person so requests, shall be entitled to

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          temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                    10.18 Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same agreement.

                    10.19 No Fiduciary Relationship. No provision contained herein or in any other Financing Agreement and no course of dealing among the parties shall be deemed to create any fiduciary relationship between the Agent or any Lender and the Borrower.

                    10.20 Exceptions to Covenants. Neither the Borrower nor any Subsidiary shall be deemed to be permitted to take any action or omit to take any action which is permitted as an exception to any of the terms, provisions or covenants contained in any of the Financing Agreements if such action or omission would result in a Default or Event of Default or the breach of any term, provision or covenant contained in any Financing Agreement.

                    10.21 Construction. The Borrower acknowledges that it and its counsel have approved the Financing Agreements and that the usual rule of construction to the effect that any ambiguities or inconsistencies are to be resolved against the drafting Person shall not be applicable in the interpretation of any of the Financing Agreements.

                    11.  ASSIGNMENT AND PARTICIPATION.

                    11.1 Assignments. Each Lender may, in the ordinary course of its business and in accordance with applicable law, assign all or any part of its rights and obligations under the Financing Agreements to any Person; provided that such Lender shall first obtain the written consent of the Agent and the Borrower prior to any assignment becoming effective with respect to any Person which is not a Lender or an affiliate thereof, which consent shall not be unreasonably withheld. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof. The Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall be considered to be a "Lender".

                    11.2 Participations. Each Lender shall have the right to sell or assign to a Participant or Participants participating interests in the Borrower's Obligations hereunder in such amounts and on such terms and conditions as such Lender shall determine.

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

                    12.  AGENT.

                    12.1 Appointment. SBCC is hereby appointed Agent hereunder and under each other Financing Agreements, and each of the Lenders authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Section 12. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

                    12.2 Powers. The Agent shall have and may exercise such powers under the Financing Agreements as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Financing Agreements to be taken by the Agent.

                    12.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Financing Agreements or in connection herewith or therewith except for its or their own gross negligence or willful misconduct as determined by a final order, not subject to review, of a court of competent jurisdiction.

                    12.4 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Financing Agreements or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Financing Agreements, (c) the satisfaction of any condition specified in Section 4, except receipt of items required to be delivered to the Agent and not waived at closing, or (d) the validity, effectiveness or genuineness of any Financing Agreements or any other instrument or writing furnished in connection therewith.

                    12.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Financing Agreements in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Financing Agreements unless it shall first be indemnified to its satisfaction by the Lenders pro-rata against any and all

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          liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

                    12.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Financing Agreements by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Financing Agreements.

                    12.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

                    12.8 Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Financing Agreements, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Financing Agreements, and
          (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Financing Agreements or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent as determined by a final order, not subject to appeal, of a court of competent jurisdiction. The obligations of the Lenders under this subsection 12.8 shall survive payment of the Obligations and termination of this Agreement.

                    12.9 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Financing Agreements as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt,

          equity or other transaction, in addition to those contemplated by this Agreement or any other Financing Agreements, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

                    12.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Agreements. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements.

                    12.11 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed at any time for cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation or within thirty days after the removal of such Agent, then the retiring Agent shall use reasonable efforts to appoint, on behalf of the Borrower and the Lenders, a successor Agent. Such successor Agent shall be a financial institution having capital and retained earnings of at least One Hundred Fifty Million Dollars ($150,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Agreements. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Financing Agreements.

                    12.12 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Subject to the provisions of subsection

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          12.5, the Agent shall take any action of the type specified in this Agreement with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so required by Section 13, by all Lenders); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Agent shall determine is in the best interests of the Lenders.

                    13.  AMENDMENTS AND WAIVERS.

                    Subject to the provisions of this Section 13, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding, terminating or modifying any provisions to the Financing Agreements or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided that no such supplemental agreement shall, without the consent of each Lender affected thereby:

                    (a) extend the final maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

                    (b) reduce the percentage specified in the definition of Required Lenders;

                    (c) reduce the amount or extend the payment date for the mandatory payments required hereunder, or increase the amount of the Revolving Credit Commitment of any Lender hereunder (other than an increase in the Revolving Credit Commitment of any Lender as a result of an assignment consummated between such Lender and another Lender pursuant to subsection 11.1);

                    (d) extend the Revolving Loan Initial Term or the Revolving Loan Renewal Term, as applicable (except as contemplated by subsection 2.8), or permit any Letter of Credit to have an expiry date beyond August 31, 1997;

                    (e)  amend this Section 13;

                    (f) change the definition of "Current Asset Base", "Eligible Accounts" or "Eligible Inventory";

                    (g) release the Parent Guaranty or the Crosby Guaranty or all or any substantial portion of the Collateral or the real property subject to the Mortgages;

                    (h) permit any assignment by the Borrower of its Obligations or its rights hereunder; or

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                    (i)  amend the definition of the term "Commitment"
          without the consent of each Lender affected thereby.

                    No amendment, modification, termination or waiver affecting the rights or duties of the Agent under any Financing Agreement shall be effective without the written consent of the Agent.

                    Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Agent to take additional Collateral pursuant to any Financing Agreement. No notice to or demand on the Borrower not required by the terms hereof in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and the Borrower.

                    Notwithstanding anything to the contrary contained herein, the Agent may, at its sole discretion, release or compromise Collateral and the proceeds thereof to the extent of asset dispositions permitted by the terms hereof.

                    14.  SET OFF AND SHARING OF PAYMENTS.
                         _______________________________

                    14.1 Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Borrower at any time or from time to time, with reasonably prompt subsequent notice to the Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (including, without limitation, all account balances, whether provisional or final and whether or not collected or available) held or owing by such Lender at any of its offices to or for the credit or account of the Borrower (regardless of whether such balances are then due to the Borrower) and (b) other property held or owing by such Lender to or for the credit or the account of the Borrower, toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

                    14.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to subsections 2.19 and 2.20) in a greater proportion than its Pro Rata Share of such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender,

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          whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes. The Borrower agrees, to the fullest extent permitted by law, that (x) any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participation in such excess to other Lenders, and (y) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and other Obligations in the amount of such participation.

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                    IN WITNESS WHEREOF, this Agreement has been duly
          executed as of the day and year first above written.

                                             THE HARRIS WASTE MANAGEMENT
                                              GROUP, INC.



                                             By:  /s/ Charles Walker
                                                  -------------------------

                                             Title:  Vice President


                                             SANWA BUSINESS CREDIT
                                              CORPORATION, As Agent and
                                              as Lender



                                             By:  /s/ Frank Plank
                                                  -------------------------

                                             Title:  First Vice President


                                             BANK OF OKLAHOMA, N.A.



                                             By:  /s/ Jeffrey R. Dunn
                                                  -------------------------

                                             Title:  Vice President



                    THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS LOAN AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BORROWER ACKNOWLEDGES AND AGREES THAT (i) EACH OF THE WAIVERS SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, THOSE WAIVERS SET FORTH IN SUBSECTIONS 9.5, 9.6 AND 10.8 WERE KNOWINGLY AND VOLUNTARILY MADE, (ii) THE OBLIGATIONS OF THE LENDERS HEREUNDER, INCLUDING THE OBLIGATION TO ADVANCE AND LEND FUNDS TO THE BORROWER IN ACCORDANCE HEREWITH, SHALL BE STRICTLY CONSTRUED AND SHALL BE EXPRESSLY SUBJECT TO THE BORROWER'S COMPLIANCE IN ALL RESPECTS WITH THE TERMS AND CONDITIONS HEREIN SET FORTH, AND (iii) NO REPRESENTATIVE OF THE AGENT OR ANY LENDER HAS WAIVED OR MODIFIED ANY OF THE PROVISIONS OF THIS AGREEMENT AS OF THE DATE HEREOF AND NO SUCH WAIVER OR MODIFICATION FOLLOWING THE DATE HEREOF SHALL BE EFFECTIVE UNLESS MADE IN ACCORDANCE WITH SECTION 13.





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